Exhibit 10.1

Execution Version

$573,312,500

AMENDED AND RESTATED CREDIT AGREEMENT

among

B&G FOODS, INC.,
as Borrower

THE LENDERSFROM TIME TO TIME PARTY HERETO

and

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC,

BARCLAYS BANK PLC

and

RBC CAPITAL MARKETS,
as Joint Lead Arrangers and Joint Bookrunners,

BARCLAYS BANK PLC and RBS CITIZENS, N.A.,
as Co-Syndication Agents,

and

ROYAL BANK OF CANADA,
as Documentation Agent

Dated as of December 12, 2012

2.31 Defaulting Lenders	57
2.32 Incremental Term Loans	61

SECTION 3. REPRESENTATIONS AND WARRANTIES	63
3.1 Financial Condition	63
3.2 No Change	64
3.3 Corporate Existence; Compliance with Law	65
3.4 Corporate Power; Authorization; Enforceable Obligations	65
3.5 No Legal Bar	65
3.6 No Material Litigation	66
3.7 No Default	66
3.8 Ownership of Property; Liens	66
3.9 Intellectual Property	66
3.10 Taxes	66
3.11 Federal Regulations	66
3.12 Labor Matters	67
3.13 ERISA	67
3.14 Investment Company Act; Other Regulations	67
3.15 Subsidiaries	67
3.16 Use of Proceeds	67
3.17 Environmental Matters	68
3.18 Accuracy of Information, etc.	69
3.19 Security Documents	69
3.20 Solvency	69
3.21 Sanctioned Persons and Anti-Money Laundering	69

SECTION 4. CONDITIONS PRECEDENT	70
4.1 Conditions to Restatement Date	70
4.2 Conditions to Each Extension of Credit	71

SECTION 5. AFFIRMATIVE COVENANTS	72
5.1 Financial Statements	72
5.2 Certificates; Other Information	72
5.3 Payment of Obligations	73
5.4 Conduct of Business and Maintenance of Existence, etc.	74
5.5 Maintenance of Property; Insurance	74
5.6 Inspection of Property; Books and Records; Discussions	74
5.7 Notices	74
5.8 Environmental Laws	75
5.9 Additional Collateral, etc.	75

5.10 Further Assurances	77
5.11 Ratings	77

SECTION 6. NEGATIVE COVENANTS	77
6.1 Financial Condition Covenants	77
6.2 Limitation on Indebtedness	78
6.3 Limitation on Liens	80
6.4 Limitation on Fundamental Changes	82
6.5 Limitation on Disposition of Property	82
6.6 Limitation on Restricted Payments	83
6.7 Limitation on Capital Expenditures	84
6.8 Limitation on Investments	84
6.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc.	86
6.10 Limitation on Transactions with Affiliates	86
6.11 Limitation on Sales and Leasebacks	87
6.12 Limitation on Changes in Fiscal Periods	87
6.13 Limitation on Negative Pledge Clauses	87
6.14 Limitation on Restrictions on Subsidiary Distributions	88
6.15 Limitation on Lines of Business	88

SECTION 7. EVENTS OF DEFAULT	88

SECTION 8. THE AGENTS; THE ARRANGERS	91
8.1 Appointment	91
8.2 Delegation of Duties	92
8.3 Exculpatory Provisions	92
8.4 Reliance by Administrative Agent	93
8.5 Notice of Default	94
8.6 Non-Reliance on Agents and Other Lenders	94
8.7 Indemnification	94
8.8 Administrative Agent in Its Individual Capacity	95
8.9 Successor Agents	95
8.10 Authorization to Release Liens; Other Actions Relating to Security Documents	96
8.11 The Arrangers; the Co-Syndication Agents; the Documentation Agent	96
8.12 Certain Proceedings	97
8.13 Withholding Taxes	97

SECTION 9. MISCELLANEOUS	97
9.1 Amendments and Waivers	97

9.2 Notices	99
9.3 No Waiver; Cumulative Remedies	102
9.4 Survival of Representations and Warranties	102
9.5 Payment of Expenses	103
9.6 Successors and Assigns; Participations and Assignments	105
9.7 Adjustments; Set-off	109
9.8 Counterparts	110
9.9 Severability	111
9.10 Integration	111
9.11 GOVERNING LAW	111
9.12 Submission To Jurisdiction; Waivers	112
9.13 No Fiduciary Duty	112
9.14 Confidentiality	113
9.15 Release of Collateral Security and Guarantee Obligations	114
9.16 Accounting Changes	115
9.17 [Reserved.]	115
9.18 WAIVERS OF JURY TRIAL	115
9.19 Lender Action	116
9.20 USA PATRIOT Act Notice	116
9.21 Loan Modification Offers	116
9.22 Usury Savings Clause	119
9.23 Effect of Restatement	119

v

SCHEDULES:

1.1	Existing Letters of Credit
3.4	Consents, Authorizations, Filings and Notices
3.9	Intellectual Property Claims
3.15	Subsidiaries
3.19(a)-1	UCC Filing Jurisdictions
3.19(a)-2	UCC Financing Statements to Remain on File
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.10	Transactions with Affiliates

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Restatement Date Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Dechert LLP
F-1	Form of Revolving Credit Note
F-2	Form of Tranche ATerm Note
F-3	Form of Tranche B Term Note
G-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnershipsfor U.S. Federal Income Tax Purposes)
G-2	Form of U.S. Tax Compliance Certificate(For Foreign Participants that are not Partnershipsfor U.S. Federal Income Tax Purposes)
G-3	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnershipsfor U.S. Federal Income Tax Purposes)
G-4	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Partnershipsfor U.S. Federal Income Tax Purposes)

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 12, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among B&G FOODS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party heretoas lenders (the “Lenders”) and CREDIT SUISSE AG, as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”) and collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”), withCREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC and RBC CAPITAL MARKETS, as joint lead arrangers and joint bookrunners (collectively, in such capacities, the “Arrangers”), BARCLAYS BANK PLC and RBS CITIZENS, N.A.,as co-syndication agents (collectively, in such capacities, the “Co-Syndication Agents”), and ROYAL BANK OF CANADA, as documentation agent (in such capacity, the “Documentation Agent”).

RECITALS:

WHEREAS, the Borrower, the lendersparty thereto from time to time and Credit Suisse AG, as administrative agent for the lenders and collateral agent for the secured parties are parties to the Credit Agreement, dated as of November 30, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Exisiting Credit Agreement”);

WHEREAS, the Borrower has requested that the Tranche B TermLoan Lenders extend credit in the form of new Tranche B Term Loans on the Restatement Date, in an aggregate principal amount of $223,312,500;

WHEREAS, the proceeds of the new Tranche B Term Loans are to be used solely for the purposes set forth in Section 3.16;

WHEREAS, the Lenders are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to the Amendment Agreement, the Borrower, the Administrative Agent under the Existing Credit Agreement and the Required Lenders under the Existing Credit Agreement desire to amend and restate the Existing Credit Agreement in the form hereof.  The amendment and restatement of the Existing Credit Agreement evidenced by this Agreement shall become effective as provided in the Amendment Agreement.

NOW, THEREFORE, in consideration of the above premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1  Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2012 Refinancing”: as defined in the Amendment Agreement.

“Acquired Business”: substantially all of the assets comprising the Culver Specialty Brands business, including the “Transferred Assets” and “Assumed Liabilities” under and as defined in the Acquisition Agreement.

“Acquisition”:  the acquisition by B&GNA from the Seller of the Acquired Business.

“Acquisition Agreement”:  the Asset Purchase Agreement, dated as of October 28, 2011, between the Seller, B&GNA and the Borrower.

“Adjusted Excess Cash Flow”:  with respect to any specified Person for any period, the Excess Cash Flow of such Person for such period minusan amount equal to the lesser of (a) 60% of Excess Cash Flowof such Person for such period and (b) the actual amount of Restricted Payments on the Borrower’s common stock paid in cash during such period in accordance with Section 6.6(b).

“Administrative Agent”:  as defined in the preamble hereto.

“Affiliate”:  as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Administrative Agent and the Collateral Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Tranche A Term Loans, (b) the aggregate then unpaid principal amount of such Lender’s Tranche B Term Loans and (c) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Alternative Currency”:  any currency which as of the time of any issuance or renewal, as applicable, of a Permitted Foreign Currency Letter of Credit is freely tradeable and convertible into Dollars and has been approved as an “Alternative Currency” for the purposes of this Agreement by the Foreign Currency L/C Issuing Lender.

“Amendment Agreement”: means the Amendment Agreement, dated as of the Restatement Date, effecting, among other things, the amendment and restatement of the Existing Credit Agreement.

“Applicable Margin”:  (a) with respect to the Tranche B Term Loans, 2.00% in the case of Base Rate Loans and 3.00% in the case of Eurodollar Loans, (b) with respect to the Revolving Credit Loans and the Tranche A Term Loans, a percentage per annum determined by reference to the Consolidated Leverage Ratio in effect from time to time as set forth below:

Consolidated Leverage Ratio	Applicable Margin for Tranche A Term Loans and Revolving Loans that are Base Rate Loans	Applicable Margin for Tranche A Term Loans and Revolving Loans that are Eurodollar Loans
>4.00:1.00	2.00%	3.00%
< 4.00:1.00 >3.50:1.00	1.75%	2.75%
< 3.50:1.00	1.50%	2.50%

(c) with respect to Other Term Loans, the margin to be added to the Base Rate or Eurodollar Rate, as the case may be, as agreed upon by the Borrower and the Lender or Lenders providing the Incremental Term Loan Commitment relating thereto as provided in Section 2.32, (d) with respect to Extended Term Loans, such percentage as shall be agreed to by the Borrower and the applicable Extending Term Lenders as shown in the applicable Loan Modification Offer, and (e) with respect to any Extended Revolving Credit Commitment, such percentage as shall be agreed to by the Borrower and the applicable Revolving Credit Lenders pursuant to the applicable Revolving Extension Notice.

No change in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.2(a) calculating the Consolidated Leverage Ratio.  At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.1, the Applicable Margin shall be determined as if the Consolidated Leverage Ratio were in excess of 4.00:1.00.  Within one Business Day of receipt of the applicable information under Section 5.1, the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.  In the event that any financial statement or certificate delivered pursuant to Section 5.1 or 5.2(a) is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than contingent obligations in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a correct certificate required by Section 5.2(a) for such Applicable Period and (y) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.  Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender under Section 2.13(c) or Section 7.

“Application”:  an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”:  with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arrangers”:  as defined in the preamble hereto.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d) or (g) of Section 6.5) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000.

“Assignee”:as defined in Section 9.6(d).

“Assignment and Assumption”:  each Assignment and Assumption, substantially in the form of Exhibit D, executed and delivered pursuant to Section 9.6.

“Assignor”:  as defined in Section 9.6(d).

“Attributable Debt”:  in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Attributable Debt represented thereby will be determined in accordance with the definition of “Capital Lease Obligations.”

“Available Amount”:  at any time, the sum of (a) $40,000,000 plus (b) an amount (which amount shall not be less than zero) equal to (i) the cumulative amount of Adjusted Excess Cash Flow of the Borrower and its Subsidiaries for the Available Amount Reference Period minus (ii) the portion of such Adjusted Excess Cash Flow that has been (or is required to be) applied to the prepayment of Loans in accordance with Section 2.10(c) (without giving effect to any voluntary prepayments of Loans reducing the amount required to prepay the Loans pursuant to Section 2.10(c)), plus (c) the amount of Net Cash Proceeds received by the Borrower from the issuance of Capital Stock (other than Disqualified Stock and other than Capital Stock issued to any directors, officers or employees pursuant to compensation arrangements) of the Borrower (or capital contributions in respect thereof) after the Closing Date, but only to the extent such Net Cash Proceeds are not otherwise applied to build the basket under clause (i) of the definition of “Permitted Acquisition” or under Section 6.8(o), plus (d) an amount equal to any return (including dividends, interest, distributions, returns of principal and profits on sale) received by the Borrower or any of the Borrower’s Subsidiaries in cash in respect of any Investments made using the Available Amount pursuant to Section 6.8(n) for the Available Amount Reference

Period; provided that such amount may not exceed the original Investment made using the Available Amount pursuant to Section 6.8(n) for the Available Amount Reference Period, minus(e) the aggregate amount of Restricted Payments made pursuant to Section 6.6(b)(ii) for the Available Amount Reference Period, minus (f) the aggregate amount of Investments made using the Available Amount pursuant to Section 6.8(n) for the Available Amount Reference Period,minus (g) the aggregate amount of Capital Expenditures made using the Available Amount pursuant to Section 6.7(b) for the Available Amount Reference Period, minus (h) the aggregate amount of any refinancing, repayment, redemption, repurchase, retirement or other acquisition for consideration of Indebtedness made with the proceeds of the Available Amount pursuant to Section 6.9(a)(C) for the Available Amount Reference Period.

“Available Amount Reference Period”:  the period commencing on the Closing Date and ending on the last day of the most recent Fiscal Quarter or fiscal yearfor which financial statements required to be delivered pursuant to Section 5.1(a) or 5.1(b), as applicable, and the related certificate required to be delivered pursuant to Section 5.2(a), have been received by the Administrative Agent.

“Available Revolving Credit Commitment”:  as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“B&GNA”:  B&G Foods North America, Inc., a Delaware corporation and a wholly owned Subsidiary of the Borrower.

“Base Rate”:  for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day,  (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; providedthat, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates) on such day.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, as the case may be.For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum announced from time to time by Credit Suisse AG (or any successor to Credit Suisse in its capacity as Administrative Agent) as its prime commercial lending rate in effect at its principal office in New York City.  The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Base Rate Loans”:  Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefited Lender”:  as defined in Section 9.7.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrower Materials”:  as defined in Section 9.2.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”:  (i) for all purposes other than as covered by clause (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Calculation Date”:  with respect to each Permitted Foreign Currency Letter of Credit, during the period that such Permitted Foreign Currency Letter of Credit is outstanding (i) the last Business Day of each Fiscal Quarter, (ii) the date on which such Permitted Foreign Currency Letter of Credit is to be issued or renewed by the Foreign Currency L/C Issuing Lender, and (iii) the date on which any draft presented under such Permitted Foreign Currency Letter of Credit is paid by the Foreign Currency L/C Issuing Lender.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries but excluding (a) expenditures financed with (i) the Net Cash Proceeds from any Reinvestment Event or (ii) the proceeds of a Revolving Loan in the amount of Net Cash Proceeds of any Reinvestment Event that were previously used to reduce the amount of the Revolving Loans; (b) expenditures made in cash to fund the purchase price for assets acquired in Permitted Acquisitions or incurred by the Person acquired in the Permitted Acquisition prior to (but not in anticipation of) the closing of such Permitted Acquisition; and (c) expenditures financed with Indebtedness permitted under Section 6.2.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into, or exchangeable for, any of the foregoing.

“Capital Stock Equivalents”:  all securities convertible into or exchangeable for Capital Stock or any other Capital Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock or any other Capital Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption of any law, rule or regulation or treaty after the date of this Agreement, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 2.17, by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking

Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case under this clause (ii), pursuant to or in connection with Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date”:  November 30, 2011.

“Co-Syndication Agents”:  as defined in the preamble hereto.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  as defined in the preamble hereto.

“Commitment”:  with respect to any Lender, such Lender’s Tranche A Term Loan Commitment, Tranche B Term Loan Commitment, Revolving Credit Commitment or Incremental Term Loan Commitment.

“Commitment Fee Rate”:  ½ of 1.00% per annum.

“Communications”:  as defined in Section 9.2.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”:  the Confidential Information Memorandum of the Borrower dated November 15, 2011.

“Consolidated EBITDA”:  of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) the amount of any non-cash compensation deduction as the result of any potential grant of Capital Stock or Capital Stock Equivalents to employees, officers, directors or consultantsand (g) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), and (c) any other non-cash income, all as determined on a consolidated basis.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio on a Pro Forma Basis of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period payable in cash.

“Consolidated Interest Expense”:  of any Person for any period, (a) total interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, but excluding any deferred financing costs relating to the incurrence of any Indebtedness) minus (b) the total interest income of such Person for such period, determined in accordance with GAAP.  Consolidated Interest Expense shall be deemed to include all amounts characterized as of the Closing Date as interest in accordance with GAAP as in effect on the Closing Date, whether or not such payment is characterized as interest under GAAP thereafter.

“Consolidated Leverage Ratio”:  as at the last day of any period of four consecutive Fiscal Quarters, the ratio on a Pro Forma Basis of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.

“Consolidated Net Income”:  of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document, the Senior Note Indenture, the Senior Notes or agreements governing other Indebtedness permitted under Section 6.2 that comply with Section 6.14) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Secured Debt”:  all Consolidated Total Debt other than any Consolidated Total Debt that is unsecured and/or has been subordinated to the Obligations pursuant to an agreement reasonably satisfactory to the Administrative Agent.

“Consolidated Senior Secured Leverage Ratio”:  as of the last day of any period of four consecutive Fiscal Quarters, the ratio on a Pro Forma Basis of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis.

“Continuing Directors”:  the directors of the Borrower on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least 50% of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Agreement Refinancing Indebtedness”:  (a) Permitted Second Priority Refinancing Debt or (b) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Tranche B Term Loans (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to a reasonable premium or other similar amount paid, and fees and expenses reasonably incurred, in connection with such Refinanced Debt, (ii) such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Debtor Relief Laws”:  the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”:  any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Default Excess”: means, as at the date of computation thereof with respect to any Defaulting Lender, the sum of the amounts of defaulted Revolving Credit Loans and defaulted payments of such Lender at such date.

“Defaulting Lender”: subject to Section 2.31(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above (which determination, for the avoidance of doubt, shall not be required for a Lender to be a Defaulting Lender) shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.31(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender and each Lender.

“Derivatives Counterparty”:  as defined in Section 6.6.

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”:  any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of such Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of such Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of such Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption is permitted under Section 6.6.

“Documentation Agent”:  as defined in the preamble hereto.

“Dollar Equivalent”:  at any time, as to any amount denominated in an Alternative Currency, the equivalent amount in Dollars as determined on the basis of the Exchange Rate for the purchase of Dollars with such Alternative Currency as of the most recent Calculation Date.

“Dollars” and “$”:  lawful currency of the United States of America.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“Environmental Laws”:  any and all laws, rules, orders, regulations, statutes, ordinances, enforceable guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”:  any and all permits, licenses, approvals,  registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate”:  any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Sections 414(b),414(c), 414(m) or 414(o) of the Code, or solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event”:  (a) any Reportable Event, (b) the failure of any Plan to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, in each case, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Sections 4041 and 4042 of ERISA, respectively, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Code, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in Reorganization, or a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable or (i) any Foreign Benefit Event.

“Eurocurrency Reserve Requirements”:  for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to any Eurodollar Loan, the rate per annum determined by the Administrative Agent, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of the relevant Interest Period (as specified in the applicable Borrowing notice) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provision of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum, determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”:  Revolving Credit Loans, Tranche A Term Loansand Tranche B Term Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00- Eurocurrency Reserve Requirements

provided that, with respect to the Tranche B Term Loans, the Eurodollar Rate shall not be less than 1.00% per annum.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any Fiscal Quarter or fiscal year of the Borrower (a) Consolidated EBITDA for such period (provided that, for the purpose of this definition, Consolidated EBITDA shall not be calculated on a Pro Forma Basis),minus (b) the sum, without duplication, of (i) the amount of any Taxes imposed by any Governmental Authority payable in cash by the Borrower and its Subsidiaries with respect to such period (including payment of withholding taxes on behalf of employees in connection with equity compensation awards of Capital Stock or Capital Stock Equivalents), (ii) Consolidated Interest Expense for such period paid in cash, (iii) Capital Expenditures made in cash in accordance with Section 6.7 during such periodand (iv) mandatory amortization payments pursuant to Sections 2.3(a), 2.3(b) and 2.3(c) made in cash by the Borrower and its Subsidiaries during such period.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Exchange Rate”:  on any day, with respect to any Alternative Currency, the spot rate at which Dollars are offered on such day by the Foreign Currency L/C Issuing Lender in New York, New York (or such other location selected by the Foreign Currency L/C Issuing Lender) for such Alternative Currency.

“Excluded Issuance”:  an issuance and sale of Capital Stock (other than Disqualified Stock) of the Borrower to any of its equity holders.

“Excluded Taxes”:  with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or as a result of a present or former connection between the Administrative Agent, any Lender or the Issuing Lender, as applicable, and the jurisdiction imposing such tax (other than a connection arising by reason of such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under, or sold or assigned an interest in this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender as a result of such Lender’s failure to comply with Section 2.18(e)(ii) hereof, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.22), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender under laws in effect at the time such Foreign Lender becomes a party to this Agreement

(or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.18(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a) and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Issuing Lender”:  Bank of America, N.A., as issuer of the Existing Letters of Credit.

“Existing Letters of Credit”:  the letters of credit described in Schedule 1.1.

“Existing Tranche”:  as defined in Section 9.21(a).

“Extended Revolving Credit Commitment”:  as defined in Section 9.21(b).

“Extended Term Loans”:  as defined in Section 9.21(a).

“Extending Term Lender”:  as defined in Section 9.21(a).

“Extension”:  as defined in Section 9.21(b).

“Extension Election”:  as defined in Section 9.21(a).

“Facility”:  each of (a) the Tranche A Term Loan Commitments and the Tranche A Term Loans made thereunder (the “Tranche A Term Loan Facility”), (b)the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Loan Facility”), (c) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”) and (d) the extensions of credit made under any other separate tranche of Loans or Commitments hereunder consisting of (i) Extended Term Loans converted from existing Term Loans, (ii) any new tranche of Revolving Credit Commitments established as a result of Revolving Extension Notices or (iii) Incremental Term Loans as provided in Section 2.32.

“Fair Market Value”: the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the board of directors of the Borrower.

“FATCA”:  Sections 1471 through 1474 of the Code (as of the Closing Date), any regulations or other official interpretations thereof and shall also include any amended or successor versions of such legislation that are substantively comparable and that contain requirements to avoid withholding which are not materially more onerous than the requirements to avoid withholding under the current legislation (and any future regulations and official interpretations) and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fiscal Quarter”:  a fiscal quarter of any fiscal year of the Borrower.

“Foreign Benefit Event”:  with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, or (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments.

“Foreign Currency L/C Issuing Lender”: with respect to any Permitted Foreign Currency Letters of Credit, the issuer thereof that, at the time such Permitted Foreign Currency Letter of Credit was issued, was the Issuing Lender hereunder.

“Foreign Lender”:  any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Pension Plan”:  any employee benefit plan that would be a Plan but for the fact that such employee benefit plan is maintained outside of the United States (but excluding any plan, program or arrangement maintained or mandated by a Governmental Authority).

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company”:  any Domestic Subsidiary of the Borrower that wholly-owns the stock of one or more Foreign Subsidiaries and which is disregarded for United States federal income tax purposes as an entity that is separate from its owner but only so long as such Subsidiary has no assets other than the stock of one or more Foreign Subsidiaries and de minimis other assets.

“Fronting Exposure”:  at any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Percentage of the L/C Obligations with respect to Letters of Credit issued by the Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Funded Debt”:  as to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section.

“Funding Office”:  the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1(b).

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement, dated as of November 30, 2011, by and among the Borrower and the other Grantors (as defined therein) in favor of the Collateral Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”:  with respect to any Person or its Subsidiaries, all interest rate or currency swaps, caps or collar agreements or similar arrangements entered into by such Person or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedging Obligations”:  with respect to any specified Person, the obligations of such Person under Hedge Agreements.

“Highest Lawful Rate”:  the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Incremental Term Borrowing”:  a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender”:  a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement”:  an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment”:  the commitment of any Lender, established pursuant to Section 2.32, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date”:  the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates”:  the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans”:  term loans made by one or more Lenders to the Borrower pursuant to Section 2.1(c).  Incremental Term Loans may be made in the form of additional Tranche A Term Loans, additional Tranche B Term Loansor, to the extent permitted by Section 2.32and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than an accrued expense, trade payables or any similar obligation to trade creditors incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person (other than pursuant to clause (k) of this definition), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by

(or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided that, if such Person has not assumed or become liable for the payment of such obligation, the amount of Indebtedness constituted by such obligation shall be deemed to be the lesser of (i) the stated amount thereof or (ii) the Fair Market Value of the Property encumbered by such Lien), (j) for the purposes of Section 7(e) only, all Hedging Obligations of such Person and (k) the liquidation value of any preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries if such preferred Capital Stock is mandatorily redeemable prior to the date which is 91 days after the final payment is due on the Tranche B Term Loans.

“Indemnified Liabilities”:  as defined in Section 9.5.

“Indemnified Taxes”:  Taxes other than Excluded Taxes.

“Indemnitee”:  as defined in Section 9.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December to occur while such Base Rate Loan is outstanding and the final maturity date of such Base Rate Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last Business Day of such Interest Period and (d) as to any Eurodollar Loan or any Base Rate Loan that is a Term Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)   if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)   any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date, beyond the date final payment is due on the Tranche A Term Loans or beyond the date final payment is due on the Tranche B Term Loans, as the case may be, shall end on the Revolving Credit Termination Date, the Tranche A Term Loan Maturity Date or the Tranche B Term Loan Maturity Date, as applicable; and

(iii)   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)   the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Investments”:  as defined in Section 6.8.

“Issuing Lender”:  the Existing Issuing Lender and anyother Lender selected by the Borrower, with the consent of such Lender and the Administrative Agent, to act as Issuing Lender, in its capacity as issuer of any Letter of Credit.

“L/C Commitment”:  $50,000,000.

“L/C Disbursement”:  a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit issued by the Issuing Lender.

“L/C Fee Payment Date”:  the last Business Day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of L/C Disbursements that have not then been reimbursed pursuant to Section 2.27.The L/C Obligationsof any Revolving Credit Lender at any time shall equal its Revolving Credit Percentage of the aggregate L/C Obligationsat such time.

“L/C Participants”:  the collective reference to all the Revolving Credit Lenders other than the relevant Issuing Lender.

“Latest Maturity Date”:  at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, Other Term Loan, Extended

Term Loan or Extended Revolving Credit Commitment, in each case as extended in accordance with this Agreement from time to time.

“Lenders”:  each Revolving Credit Lender, each Tranche A Term Loan Lender, each Tranche B Term Loan Lender and each other bank, financial institution or other entity from time to time party to this Agreement as a Lender.

“Letters of Credit”:  as defined in Section 2.23(a).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Applications,the Security Documents, the Amendment Agreement, each Incremental Term Loan Assumption Agreement, the Notes, and all other documents, instruments or agreements designated therein as “Loan Documents” and executed and delivered by a Loan Party for the benefit of any Agent, the Issuing Lender or any Lender in connection herewith on or after the Closing Date, in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Loan Modification Offer”:  as defined in Section 9.21(a).

“Loan Parties”:  the Borrower and each Subsidiary Guarantor.

“Majority Facility Lenders”:  (a) with respect to the Tranche A Term Loan Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Tranche A Term Loans outstanding, (b) with respect to the Tranche B Term Loan Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Tranche B Term Loans outstanding, and (c) with respect to the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments and thereafter, of the Total Revolving Extensions of Credit.

“Management Accounts”:  as defined in Section 3.1(a).

“Material Adverse Effect”:  a material adverse effect on (i) the business, assets, property or financial condition of the Borrower and its Subsidiaries taken as a whole or (ii) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Environmental Amount”:  an amount or amounts payable by the Borrower and/or any of its Subsidiaries, in the aggregate in excess of $5,000,000 in respect of any one occurrence, for:  costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and

compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could reasonably be expected to give rise to liability under any Environmental Law.

“Minimum Collateral Amount”:  at any time, (a) with respect to cash collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued by the Issuing Lender and outstanding at such time and (b) for purposes of Section 2.31, an amount reasonably determined by the Administrative Agent and the Issuing Lender; provided that such amount does not exceed the amount set forth in clause (a) hereof.

“Moody’s”:  Moody’s Investors Service, Inc.

“Multiemployer Plan”:  a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a)  in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable and customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof, and (b) in connection with any issuance or sale of debt or equity securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Defaulting Lender”:  as defined in Section 2.31(a)(ii).

“Notes”:  the collective reference to each promissory note, if any, evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations, payments for early termination of Specified Hedge Agreements and all other obligations and liabilities of the Loan Parties to any Agent, any Arranger, the Issuing Lender, anyCo-Syndication Agent, the Documentation Agent, any Lender, any Qualified Counterparty or any Foreign Currency L/C Issuing Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Permitted Foreign Currency Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Agents, the Arrangers, the Issuing Lender,the Co-Syndication Agents, the Documentation Agent and the Lenders that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement or in respect of any Permitted Foreign Currency Letter of Credit shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Subsidiary Guarantors or any waiver or modification of any other provision in the Loan Documents regarding the Collateral effected in accordance with Section 9.15 shall not require the consent of holders of obligations under Specified Hedge Agreements or in respect of Permitted Foreign Currency Letters of Credit.

“OFAC”:  as defined in Section 3.22.

“OID”:  as defined in Section 2.32(b).

“Other Taxes”:  any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding any such Taxes resulting from an assignment by any Lender pursuant to Section 9.6 hereof.

“Other Term Loans”:  as defined in Section 2.32(a).

“Participant”:  as defined in Section 9.6(b).

“Participant Register”:  as defined in Section 9.6(b).

“Payment Office”:  the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”:  the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor statute.

“Permitted Acquisition”:  any acquisition by the Borrower or any of its Subsidiaries of all of the Capital Stock of, or all or substantially all of the assets constituting a business unit of, any other Person so long as, with respect to any such acquisition, the following conditions are satisfied:

(a)   no Default or Event of Default shall have occurred and be continuing or would result from such acquisition;

(b)   the Borrower shall be in compliance with the financial covenants set forth in Section 6.1, after giving proforma effect to such acquisition as if it had occurred on the first day of the respective periods measured by such covenants;

(c)   such acquisition shall be consistent with the Borrower’s stated management strategy as in effect on the Closing Date, and the target of such acquisition shall be in the same or a similar line of business as the Borrower and its Subsidiaries;

(d)   the target of such acquisition shall have had positive proformaincome before interest, taxes, depreciation and amortization, determined in accordance with GAAP (“EBITDA”) for such period (such proforma EBITDA to be determined in accordance with the Borrower’s customary practices consistent with the methodology used for acquisitions consummated in the fiscal year prior to the Closing Date);

(e)   the Borrower shall have performed reasonable and customary due diligence with respect to such acquisition and the target thereof, including with respect to environmental matters;

(f)   the Borrower and/or the applicable Subsidiary shall have obtained all material third party consents and approvals required in connection with such acquisition;

(g)   environmental audits, if any, pro forma financial statements, appraisals, if any, accounting reviews, if any, and material business due diligence reports, if any, conducted by the Borrower with respect to the business to be acquired shall have been delivered to Administrative Agent not less than two Business Days prior to consummation of such acquisition;

(h)   the Borrower shall have reasonably determined that it has adequate liquidity available for working capital; and

(i)   substantially all of the assets so acquired are located in the United States or Canada or, if such acquisition is structured as a purchase of stock, the Person so acquired is organized under the laws of a state of the United States, and substantially all of the assets owned by such Person are located in the United States or Canada; provided that (i) the Borrower may acquire the stock of a Person organized under the laws of a state of the United States whose assets are located, in whole or in part, in Puerto Rico or Canada, if such Person becomes a Subsidiary Guarantor and grants a security interest in its assets as contemplated by Section 5.9 and (ii) the Borrower may acquire the stock of any Person organized under the laws of any jurisdiction other than the United States, so long as the aggregate amount of Investments made pursuant to this clause (ii), together with Investments made as permitted by Section 6.8(o), does not exceed an amount equal to the sum of (A) $200,000,000plus(B) the amount of proceeds received as consideration for such Permitted Acquisition from Excluded Issuances after the Closing Date less the proceeds of any such Excluded Issuances that have been used after the Closing Date to make Investments pursuant to Section 6.8(o) or to finance any other Permitted Acquisition.

“Permitted Foreign Currency Letter of Credit”: any letter of credit denominated in a currency other than Dollars issued to the Borrower by the Foreign Currency L/C Issuing Lender.As of the Closing Date, there are no Permitted Foreign Currency Letters of Credit outstanding.  For the avoidance of doubt, no Permitted Foreign Currency Letter of Credit shall be a Letter of Credit for any purpose under the Loan Documents.

“Permitted Second Priority Refinancing Debt”:  secured Indebtedness incurred by the Borrower in the form of one or more series of second lien secured notes or second lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second lien, subordinated basis to the Obligations and is not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Tranche B Term Loans, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent; provided that such differences are not more favorable to the investors in such secured Indebtedness), (v) such Indebtedness is not also incurred by or guaranteed by any Subsidiaries of the Borrower other than the Subsidiary Guarantors and is not incurred by or guaranteed by any other Person, (vi) an agent or representative acting on behalf of the holders of such Indebtedness (a “Second Lien Agent”) shall have become party to an intercreditor agreement in form and substance satisfactory to the Administrative Agent (the “Second Lien Intercreditor Agreement”); provided that, if such Indebtedness is the initial Permitted Second Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Subsidiary Guarantors, the Administrative Agent and the Second Lien Agent for such Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement, (vii) the other terms and conditions of such secured Indebtedness are on the whole substantially identical to, or less favorable to the investors providing such secured Indebtedness, than those applicable to the Refinanced Debt (except for (x) pricing, fees, rate floors and prepayment or redemption premiums, which shall reflect market terms and conditions at the time of incurrence or issuance, (y) covenants or other provisions applicable only to periods after the date that is 91 days after the Latest Maturity Date that is in effect on the date such Indebtedness is issued, incurred or obtained and (z) differences that reflect the nature of such secured debt as fixed or floating rate securities), and (viii) a Responsible Officer shall have certified compliance with the foregoing requirements and that the incurrence of such Indebtedness complies with Section 6.2.

“Permitted Unsecured Refinancing Debt”:  unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Tranche B Term Loans, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (iii) such Indebtedness is not also incurred by or guaranteed by any Subsidiaries of the Borrower other than the Subsidiary Guarantors and is not incurred by or guaranteed by any other Person, (iv) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any of its Subsidiaries, (v) the terms of such Indebtedness, taken as a whole, are not materially less favorable to the Borrower and the Subsidiary Guarantors than the terms of the Refinanced Debt and (vi) a Responsible Officer shall have certified compliance with the foregoing requirements and that the incurrence of such Indebtedness complies with Section 6.2.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”:  as defined in Section 9.2.

“Principals”: the members of management of the Borrower or any of its Subsidiaries as of the Closing Date.

“Pro Forma Basis”:  for purposes of calculating the financial covenants set forth in Section 6.1 or any other financial ratio or test, such calculation shall be made in accordance with Section 1.3.

“Pro Forma Financial Statements”:  as defined in Section 3.1(b).

“Projections”:  as defined in Section 5.2(b).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lender”:  as defined in Section 9.2.

“Qualified Counterparty”:  with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an Affiliate of a Lender.

“Reaffirmation Agreement”: the Reaffirmation Agreement, dated as of the Restatement Date, by and among, the Borrower and the other Grantors (as defined therein) in favor of the Collateral Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Refinancing Date”:  the date that is 91 days prior to the maturity of the Senior Notes.

“Register”:  as defined in Section 9.6(e).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the relevant Issuing Lender pursuant to Section 2.27 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Loans pursuant to Section 2.10(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Wholly Owned Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its or such Subsidiary’s business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring 360 days after such Reinvestment Event (provided that if the Borrower enters into a legally binding commitment to reinvest the applicable Reinvestment Deferred Amount prior to such date, the Reinvestment Prepayment Date shall be extended for 180 days) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: (a) with respect to any Agent, any Arranger, anyCo-Syndication Agent, the Documentation Agent, the Issuing Lender or any Lender, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents, administrators, managers, partners, advisors, controlling persons, representatives and members of such Person and of such Person’s Affiliates, and (b) in all other cases, any (i) controlling stockholder, 66 2/3% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal, or (ii) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding 66 2/3% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (i).

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any”reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived).

“Repricing Transaction”:  the prepayment or refinancing of all or a portion of the Tranche B Term Loans with the incurrence by the Borrower or any of its Subsidiaries of any senior bank loan financing having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of such Tranche B Term Loans, including without limitation, as may be effected through any amendment to this Agreement, including any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Tranche B Term Loans (including any mandatory assignment in connection therewith).

“Required Lenders”:  at any time, Lenders having Loans, L/C Obligations and unused Revolving Credit Commitments and Term Loan Commitments the holders of more than 50% of the sum of all Loans outstanding, L/C Obligations, and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Credit Loans, L/C Obligationsand unused Revolving Credit Commitments and Term Loan Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restatement Date”: the date on which each of the conditions precedent in Section 4 of the Amendment Agreement have been satisfied, which date shall be deemed to be December 12, 2012.

“Restricted Payments”:  as defined in Section 6.6.

“Revolving Credit Commitment”:  as to any Lender, the obligation of such Lender to make Revolving Credit Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the lender addendum delivered by such Lender on the Closing Date, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of Total Revolving Credit Commitments as of the Restatement Date is $200,000,000.

“Revolving Credit Commitment Period”:  the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Revolving Credit Lender”:  each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans”:  the revolving loans made by the Lenders to the Borrower pursuant to Section 2.4(a).

“Revolving Credit Percentage”:  as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Revolving Credit Loans then outstanding).

“Revolving Credit Termination Date”:  the earlier of (a) November 30, 2016 and (b) such other earlier date as the Revolving Credit Commitments shall terminate in full hereunder.  With respect to Extended Revolving Credit Commitments, Revolving Credit Loans extended pursuant thereto, and Letters of Credit issued thereunder, clause (a) above shall be deemed replaced with the date specified in the applicable Revolving Extension Notice for any such Extended Revolving Credit Commitments.

“Revolving Extension Notice”:  as defined in Section 9.21(b).

“Revolving Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding.

“S&P”:  Standard & Poor’s Ratings Services.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Lien Intercreditor Agreement”:  as defined in the definition of Permitted Second Priority Refinancing Debt.

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Reaffirmation Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Seller”:  Conopco, Inc.

“Senior Note Indenture”:  the Indenture, dated as of January 25, 2010, entered into by the Borrower and The Bank of New York Mellon, as trustee, and the Supplemental Indenture, dated as of January 25, 2010, entered into by the Borrower, the “Guarantors” under and as defined therein and The Bank of New York Mellon, as trustee, in each case in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 6.9.

“Senior Notes”: the senior notes of the Borrower issued from time to time pursuant to the Senior Note Indenture.

“Solvent”:  when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”:  the occurrence of (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act other than a Principal or a Related Party of a Principal, (b) the adoption of a plan relating to the liquidation or dissolution of the Borrower, (c) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting Capital Stock of the Borrower, measured by voting power rather than number of shares, or (d) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors.

“Specified Hedge Agreement”:  any Hedge Agreement entered into by the Borrower or any of its Subsidiaries and any Qualified Counterparty.

“Specified Transaction”:  (a) any Asset Sale of all or substantially all the assets of or all the Capital Stock of any of the Borrower’s Subsidiaries or of any business unit, line of business or division of the Borrower or any of its Subsidiaries, (b) any Permitted Acquisition or Investment that results in a Person becoming a Subsidiary of the Borrower or (c) any proposed incurrence of Indebtedness or making of a Restricted Payment in respect of which compliance with the financial covenants set forth in Section 6.1 is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”:  each Subsidiary of the Borrower other than any Foreign Subsidiary.

“Tax”:  any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including any interest, fines, penalties and additions related thereto) imposed by any Governmental Authority.

“Term Loan Commitments”:  collectively, the Tranche A Term Loan Commitments, the Tranche B Term Loan Commitments and, unless the context shall otherwise require, the Incremental Term Commitments and any Commitments in respect of Extended Term Loans.

“Term Loan Lenders”:  collectively, the Tranche A Term Loan Lenders, the Tranche B Term Loan Lenders and, unless the context shall otherwise require, the Incremental Term Lenders.

“Term Loan Repayment Dates”:  collectively, the Tranche A Term Loan Repayment Dates, the Tranche B Term Loan Repayment Dates and the Incremental Term Loan Repayment Dates.

“Term Loans”:  collectively, the Tranche A Term Loans and the Tranche B Term Loans and, unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans and any Other Term Loans.

“Test Period”:  a period of four consecutive Fiscal Quarters.

“Total Revolving Credit Commitments”:  at any time, the aggregate amount of the Revolving Credit Commitments of the Lenders then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Tranche A Term Loan”:  as defined in Section 2.1(a).

“Tranche A Term Loan Commitment”:  as to any Tranche A Term Loan Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche A Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the lender addendum delivered by such Lender on the Closing Date, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Tranche A Term Loan Commitments as of the Closing Date is $150,000,000 and as of the Restatement Date is $144,375,000.

“Tranche A Term Loan Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Tranche A Term Loan Lender”:  each Lender that has a Tranche A Term Loan Commitment or is the holder of a Tranche A Term Loan.

“Tranche A Term Loan Maturity Date”:  the earlier of (a) November 30, 2016 and (b) the date on which all Tranche A Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Tranche A Term Loan Percentage”:  as to any Tranche A Term Loan Lender at any time, the percentage which such Lender’s undrawn Tranche A Term Loan Commitment then constitutes of the aggregate undrawn Tranche A Term Loan Commitments or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding.

“Tranche A Term Loan Repayment Date”:  as defined in Section 2.3(a).

“Tranche B Term Loan”:  as defined in Section 2.1(b).

“Tranche B Term Loan Commitment”:  as to any Tranche B Term Loan Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth on Schedule I to the Amendment Agreement or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Tranche B Term Loan Commitments as of the Restatement Date is $223,312,500.

“Tranche B Term Loan Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Tranche B Term Loan Lender”:  each Lender that has a Tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

“Tranche B Term Loan Maturity Date”:  the earlier of (a) November 30, 2018 and (b) the date on which all Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise; provided, however, that the date set forth in clause (a) above will automatically become the Refinancing Date in the event that on or prior to the Refinancing Date the Senior Notes shall not have been extended, renewed, replaced or otherwise refinanced in full in accordance with the terms hereof by Indebtedness which shall have a final maturity no earlier than (and which shall not require any mandatory payments of principal (except pursuant to customary asset sale or change of control provisions) any earlier than) the date that is 91 days afterNovember 30, 2018.

“Tranche B Term Loan Percentage”:  as to any Tranche B Term Loan Lender at any time, the percentage which such Lender’s undrawn Tranche B Term Loan Commitment then constitutes of the aggregate undrawn Tranche B Term Loan Commitments or, at any time after the Restatement Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding.

“Tranche B Term Loan Repayment Date”:  as defined in Section 2.3(b).

“Transactions”:  collectively, (a) the consummation of the Acquisition, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (c) the initial borrowings hereunder, the use of proceeds thereof and the initial issuance of Letters of Credit, (d) the granting of Liens pursuant to the Security Documents, (e) the consummation of the Refinancing, and (f) any other transactions related to or entered into in connection with any of the foregoing.

“Transferee”:  as defined in Section 9.14.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“USA PATRIOT Act”:  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended.

“Weighted Average Life to Maturity”:  when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability”:  liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Yield Differential”:  as defined in Section 2.32(b).

1.2   Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)   As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)   The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)   Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 6.1 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.”

1.3   Pro Forma Basis.  Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Consolidated Leverage Ratio, the Consolidated Senior Secured Leverage Ratio and the Consolidated Interest Coverage Ratio) pursuant to this Agreement shall be calculated in the manner prescribed by this Section 1.3.

(a)   In the event that the Borrower or any of its Subsidiaries incurs, assumes, guarantees, redeems, repays, repurchases, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the end of the Test Period for which such financial ratio or test is being calculated but prior to or simultaneously with the event for which such calculation is being made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, repurchase, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Consolidated Interest Coverage Ratio (or similar ratio), as if the same had occurred on the first day of the applicable Test Period).

(b)   For purposes of calculating any financial ratio or test, (i) Specified Transactions that have been made by the Borrower or any of its Subsidiaries during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which such calculation is being made shall be given pro forma effect assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period and (ii) to the extent permitted by Section 1.3(c), “run-rate” cost savings and synergies that have been or are expected to be realized during the 12 months after the Closing Date shall be given pro forma effect.  If since the beginning of any such Test Period any Person that subsequently became a Subsidiary of the Borrower or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.3, then any applicable financial ratio or test shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.

(c)   Whenever pro forma effect is to be given to a Specified Transaction or the Transactions, the pro forma calculations shall be made in good faith by a Responsible Officer (including the “run-rate” cost savings and synergies resulting from such Specified Transactions that have been or are expected to be realized (“run-rate” means the full recurring benefit for a period that is associated with any action taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions; provided that with respect to the Transactions or to any Specified Transaction, such cost savings or synergies for any period shall not exceed 10% of Consolidated EBITDA (after giving effect to such Transaction or Specified Transaction, but prior to giving effect to such adjustments in respect of such cost savings or synergies) for such period); provided that (i) such amounts are projected by the Borrower in good faith to result from actions taken within 12 months after the end of such Test Period in which such Specified Transaction occurred (or, in the case of the Transactions, the 12 months after the Closing Date) and (ii) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such Test Period.

(d)   If any Indebtedness bears a floating rate of interest and is being given pro formaeffect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of theevent for which the calculation of the Consolidated Interest Coverage Ratio is made had been theapplicable rate for the entire period (taking into account any interest hedging arrangements applicableto such Indebtedness). Interest on Indebtedness that may optionally bedetermined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbankoffered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or ifnone, then based upon such optional rate chosen as the Borrower may designate.

(e)   Notwithstanding the foregoing, when calculating (i) the Consolidated Leverage Ratio for the purposes of Section 2.10(c) and (ii) the Consolidated Interest Coverage Ratio and Consolidated Leverage Ratio for the purposes of Section 6.1, the events described in

Sections 1.3(b), (c) and(d) above that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS; LETTERS OF CREDIT

2.1   Term Loan Commitments.

(a)   Subject to the terms and conditions in the Existing Credit Agreementand relying upon the representations and warranties therein set forth, each Tranche A Term Loan Lender made a tranche A term loan (each, a “Tranche A Term Loan”) on the Closing Date to the Borrower;

(b)   Subject to the terms and conditions hereinand relying upon the representations and warranties herein set forth, each Tranche B Term Loan Lender, severally and not jointly, hereby agrees to make, on the Restatement Date, a tranche B term loan (each, a “Tranche B Term Loan”) to the Borrower in an amount equal to such Lender’s Tranche B Term Loan Commitment; and

(c)   Subject to the terms and conditions and relying upon the representations and warranties set forth in the applicable Incremental Term Loan Assumption Agreement, each Lender having an Incremental Term Loan Commitment, severally and not jointly, hereby agrees to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment.

The Borrower may make only one borrowing under the Tranche A Term Loan Commitment which shall be on the Closing Date.  The Borrower may make only one borrowing under the Tranche B Term Loan Commitment which shall be on the Restatement Date.  Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.9 and 2.10, all amounts owed hereunder with respect to the Tranche A Term Loans, the Tranche B Term Loans and the Incremental Term Loans shall be paid in full no later than the Tranche A Term Loan Maturity Date, the Tranche B Term Loan Maturity Date or the applicable Incremental Term Loan Maturity Date, respectively.  Each Lender’s Tranche A Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche A Term Loan Commitment on such date.Each Lender’s Tranche B Term Loan Commitment shall terminate immediately and without further action on the Restatement Date after giving effect to the funding of such Lender’s Tranche B Term Loan Commitment on such date.  The Incremental Term Loan Commitmentsshall terminate as provided in the related Incremental Term Loan Assumption Agreement. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.11.

2.2   Procedure for Term Loan Borrowings.The Borrower shall deliver to the Administrative Agent an irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Restatement Date or one Business Day prior to such other anticipated closing date set forth in the applicable Incremental Term Loan Assumption Agreement) requesting that the applicable Term Loan Lenders make the applicable Term Loans on the Restatement Date(or on such other date set forth in the applicable Incremental Term Loan Assumption Agreement) and specifying the amount to be borrowed.  Upon receipt of such notice of borrowing the Administrative Agent shall promptly notify each applicable Term Loan Lender thereof.  Not later than 12:00 noon, New York City time, on the Restatement Date(or on such other date set forth in the applicable Incremental Term Loan Assumption Agreement) each applicable Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loansto be made by such Lender on the Restatement Date (or on such other date set forth in the applicable Incremental Term Loan Assumption Agreement).  The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the applicable Term Loan Lenders, in like funds as received by the Administrative Agent.

2.3   Repayment of Term Loans.  (a) The principal amounts of the Tranche A Term Loans (including any such Tranche A Term Loans that are Incremental Term Loans) shall be repaid in consecutive quarterly installments (each, a”Tranche A Term Loan Installment”) in the aggregate amounts set forth below on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Tranche A Term Loan Repayment Date”),together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment, commencing December 31, 2012:

Tranche A Term Loan Repayment Date	Tranche A Term Loan Installments
December 31, 2012	$1,875,000
March 31, 2013	$3,750,000
June 30, 2013	$3,750,000
September 30, 2013	$3,750,000
December 31, 2013	$3,750,000
March 31, 2014	$5,625,000
June 30, 2014	$5,625,000
September 30, 2014	$5,625,000
December 31, 2014	$5,625,000
March 31, 2015	$5,625,000
June 30, 2015	$5,625,000
September 30, 2015	$5,625,000
December 31, 2015	$5,625,000
March 31, 2016	$20,625,000
June 30, 2016	$20,625,000
September 30, 2016	$20,625,000
Tranche A Term Loan Maturity Date	$20,625,000 or remainder

; providedthat, in the event any new Tranche A Term Loans are made, such new Tranche A Term Loans shall be repaid on each Tranche A Term Loan Repayment Date occurring on or after the applicable Tranche A Increased Amount Date in an amount equal to (i) the aggregate principal amount of new Tranche A Term Loans of the applicable series of new Tranche A Term Loans, times (ii) the ratio (expressed as a percentage) of (A) the amount of all other Tranche A Term Loans being repaid on such Tranche A Term Loan Repayment Date and (B) the total aggregate principal amount of all other Tranche A Term Loans outstanding on such Tranche A Increased Amount Date.

Notwithstanding the foregoing, (x) such Tranche A Term Loan Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loansin accordance with Section 2.9 or 2.10, as applicable; and (y) the Tranche A Term Loans, together with all other amounts owed hereunder with respect thereto, shall in any event be paid in full no later than the Tranche A Term Loan Maturity Date.

(b)   The principal amounts of the Tranche B Term Loans (including any such Tranche B Term Loans that are Incremental Term Loans) shall be repaid in consecutive quarterly installments (each, a “Tranche B Term Loan Installment”) in the aggregate amounts set forth below on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Tranche B Term Loan Repayment Date”), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment,commencing December 31, 2012:

Tranche B Term Loan Repayment Date	Tranche B Term Loan Installments
December 31, 2012	$562,500
March 31, 2013	$562,500
June 30, 2013	$562,500
September 30, 2013	$562,500
December 31, 2013	$562,500
March 31, 2014	$562,500
June 30, 2014	$562,500
September 30, 2014	$562,500
December 31, 2014	$562,500
March 31, 2015	$562,500
June 30, 2015	$562,500
September 30, 2015	$562,500
December 31, 2015	$562,500
March 31, 2016	$562,500
June 30, 2016	$562,500
September 30, 2016	$562,500

Tranche B Term Loan Repayment Date	Tranche B Term Loan Installments
December 31, 2016	$562,500
March 31, 2017	$562,500
June 30, 2017	$562,500
September 30, 2017	$562,500
December 31, 2017	$562,500
March 31, 2018	$562,500
June 30, 2018	$562,500
September 30, 2018	$562,500
Tranche B Term Loan Maturity Date	$209,812,500 or remainder

; providedthat, in the event any new Tranche B Term Loans are made, such new Tranche B Term Loans shall be repaid on each Tranche B Term Loan Repayment Date occurring on or after the applicable Tranche B Increased Amount Date in an amount equal to (i) the aggregate principal amount of new Tranche B Term Loans of the applicable series of new Tranche B Term Loans, times (ii) the ratio (expressed as a percentage) of (A) the amount of all other Tranche B Term Loans being repaid on such Tranche B Term Loan Repayment Date and (B) the total aggregate principal amount of all other Tranche B Term Loans outstanding on such Tranche B Increased Amount Date.

Notwithstanding the foregoing, (x) such Tranche B Term Loan Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with Section 2.9 or 2.10, as applicable, and (y) the Tranche B Term Loans, together with all other amounts owed hereunder with respect thereto, shall in any event be paid in full no later than the Tranche B Term Loan Maturity Date.

(c)   The Borrower shall pay to the Administrative Agent, for the account of the Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.9 and 2.10) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(d)   To the extent not previously paid, all Term Loans shall be due and payable on the Tranche A Term Loan Maturity Date or the Tranche B Term Loan Maturity Date, as applicable, and all Other Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date, in each case, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(e)   In the event that all or any portion of the Tranche B Term Loans then outstanding are voluntarily prepaid in connection with a Repricing Transaction prior to the first anniversary of theRestatementDate, such prepayment shall be accompanied by a repayment fee equal to 1.00% of the aggregate principal amount of the Tranche B Term Loans so prepaid.

2.4   Revolving Credit Commitments.  (a)  Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment; provided that the sum of (x) the aggregate principal amount of Revolving Credit Loans plus (y) the aggregate amount of L/C Obligations, in each case outstanding on and as of the Closing Date, shall not exceed $25,450,000.  During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.11, provided that (i) no Revolving Credit Loans shall be made on the Closing Date and (ii) no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

(b)   The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

2.5   Procedure for Borrowing Revolving Credit Loans.  The Borrower may borrow Revolving Credit Loans under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time, (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (A) the amount and Type of Revolving Credit Loans to be borrowed, (B) the requested Borrowing Date and (C) in the case of Eurodollar Loans, the length of the initial Interest Period therefor.  If no election as to the Type of Loans is specified in any such notice, then the requested Loan shall be a Base Rate Loan. If no Interest Period with respect to any Eurodollar Loan is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its prorata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

2.6   Repayment of Loans; Evidence of Debt.  (a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which such Loans become due and payable pursuant to Section 7), (ii) the then unpaid principal amount of each Tranche A Term Loan on the Tranche A Term Loan Maturity Date, (iii) the then unpaid principal amount of each Tranche B Term Loan on the Tranche B Term Loan Maturity Date and (iv) the then unpaid principal amount of each Incremental Term Loan on the applicable Incremental Term Loan Maturity Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans (other than the Tranche B Term Loans) from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the date, set forth in Section 2.13.The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Tranche B Term Loans from time to time outstanding from the Restatement Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.13.

(b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)   The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)   The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.6(b) shall, to the extent permitted by applicable law, be primafacie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)   The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Credit Loans, Tranche A Term Loansor Tranche B Term Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1, F-2, and F-3, respectively, with appropriate insertions as to date and principal amount; provided that delivery of such notes shall not be a condition precedent to the making of the Loans on the Closing Date or the Restatement Date.

2.7   Commitment Fees, Other Fees.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender which is not a Defaulting Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Credit Termination Date (or any earlier date of termination of the Revolving Credit Commitments), commencing on the first of such dates to occur after the Closing Date; provided that, to the extent previously paid by the Borrower to the Administrative Agent, any such commitment feeowing to a Lender which is a Defaulting Lender shall be withheld by the Administrative Agent for so long as such Lender remains a Defaulting Lender.

(b)   The Borrower agrees to pay to the Agents and the Arrangers the fees in the amounts and on the dates agreed to in writing by the Borrower, the Agents and the Arrangers, as applicable, prior to the Restatement Date.All such fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, the Collateral Agent or the Arrangers, as applicable.  Once paid, none of such fees shall be refundable under any circumstances.

2.8   Termination or Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which shall promptly notify each Lender thereof), to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

2.9   Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein, including Section 2.3(e)), upon irrevocable notice delivered to the Administrative Agent, no later than 12:00 noon, New York City time, at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Revolving Credit Loans or Term Loans and whether of Eurodollar Loans or Base Rate Loans; providedthat such notice of prepayment may state that such notice is conditioned upon the effectiveness of other financing, any public offering or any merger, acquisition or divestiture, in which case such notice may be revoked by notice to the Administrative Agent on or prior to the specified effective date if such condition is not satisfied (it being understood and agreed that the foregoing shall not impair or otherwise limit or reduce the Borrower’s obligation to indemnify and hold harmless Lenders pursuant to Section 2.19(b)in connection with any such default in making any prepayment as specified in a notice of borrowing that is later revoked); provided, further, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of prepayments of Base Rate Loans that are Revolving Credit

Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Voluntary prepayments of Term Loans shall be applied in direct order of maturity against the remaining scheduled installments of principal due, pro rata, in respect of the Tranche A Term Loans, the Tranche B Term Loans, any Other Term Loans and any applicable Extended Term Loans (except to the extent that any Loan Modification Offer for any Extended Term Loans provides that such Extended Term Loans shall participate on a lesser basis or not at all) under Sections 2.3(a), 2.3(b), 2.3(c) and under the applicable Loan Modification Offer, respectively.

2.10   Mandatory Prepayments.  (a)    If any Indebtedness shall be incurred by any Loan Party or its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 6.2 (other than pursuant to clause (m) thereof)), then on the date of such incurrence, the Loans shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such incurrence, as set forth in Section 2.10(d).

(b)   If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof,not later than five Business Days following the date of receipt by the Borrower of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.10(d); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.10(d).The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5.

(c)   No later than 100 days after the end of each fiscal yearof the Borrower, commencing with the fiscal yearending on December 29, 2012, the Borrower shall prepay outstanding Loans in accordance with clauses (d) and (e)below in an aggregate principal amount (which amount shall not be less than zero) equal to the sum of (A) (x) (1) 50% of Adjusted Excess Cash Flow forthe fiscal year then ended in the event that the Consolidated Senior Secured Leverage Ratioas of the end of such fiscal yearis greater than or equal to 3.00 to 1.00,(2) 25% of Adjusted ExcessCash Flow for the fiscal year then endedin the event that the Consolidated Senior Secured Leverage Ratioas of the end of such fiscal yearis less than 3.00 to 1.00 and greater than or equal to 2.50:1.00, and (3) 0% of Adjusted Excess Cash Flow for the fiscal yearthen ended in the event that the Consolidated Senior Secured Leverage Ratioas of the end of such fiscal year is less than 2.50 to 1.00, minus(y) voluntary prepayments of Term Loans and Revolving Loans under Section 2.9during such fiscal year but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments are not financed with the proceeds of an incurrence of Indebtedness or the issuance of Capital Stock,  plus (B) if the amount of Restricted Payments on the Borrower’s common stock paid by the Borrower pursuant to Section 6.6(b) during such fiscal year is greater than an aggregate amount equal to the sum of (i) 60% of Excess Cash Flowof the Borrower for such fiscal year plus (ii) the Available Amount at the time such Restricted Payments were paid, an amount equal to such excess.

(d)   Amounts to be applied in connection with prepayments made pursuant to this Section 2.10 shall be allocated pro rata among the Tranche A Term Loans, the Tranche B Term Loans, anyOther Term Loans and any Extended Term Loans (except to the extent that any Loan Modification Offer for any Extended Term Loans provides that such Extended Term Loans shall participate on a lesser basis or not at all) and applied in direct order of maturity against the remaining scheduled installments of principal due in respect of the Tranche A Term Loans, the Tranche B Term Loans,anyOther Term Loansand any applicable Extended Term Loans under Sections 2.3(a), 2.3(b), 2.3(c) and under the applicable Loan Modification Offer, respectively; provided that in the event there are no Tranche A Term Loans, Tranche B Term Loans,Other Term Loans or Extended Term Loans outstanding, mandatory prepayments shall be applied to the prepayment of outstanding Revolving Credit Loans (without any accompanying mandatory reduction of the Revolving Credit Commitments)in direct order of maturity, and second to cash collateralize outstanding Letters of Credit pro rata.  Prepayments of Loans shall in all cases be appliedfirst to Base Rate Loans and second to Eurodollar Loans.

(e)   The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.10,(i) a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment and (ii)to the extent practicable, at least three Business Days’(but in any event no later than one Business Day’s) prior written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Loansunder this Section 2.10 shall be subject to Section 2.19, but shall otherwise be without premium or penalty, and shall be accompanied by (except in the case of prepayments of Base Rate Loans that are Revolving Credit Loans)accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

2.11   Conversion and Continuation Options.  (a)    The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect, from time to time, to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility.  If no Interest Period with respect to any Eurodollar Loan is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)   Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan; provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loan shall be automatically converted to a Base Rate Loan on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.12   Minimum Amounts and Maximum Number of Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.13   Interest Rates and Payment Dates.  (a)    Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)   Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)   If any Event of Default under Section 7(a) or 7(f) has occurred and is continuing, then, from the date of such Event of Default and for so long as such Event of Default is continuing, to the fullest extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (i) in the case of principal, at the rate otherwise applicable to such Loan pursuant to the foregoing provisions of this Section 2.13 plus 2.00% per annum and (ii) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times)equal to the rate that would be applicable to Revolving Credit Loans that are Base Rate Loans plus 2.00% per annum.

(d)   Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) above shall be payable from time to time on demand.

2.14   Computation of Interest and Fees.  (a)    Interest, fees and commissions payable pursuant heretoshall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the

Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)   Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.15   Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)   the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)   the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.16   Pro Rata Treatment and Payments.  (a)    Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and other than with respect to any substituted Lender in accordance with Section 2.22 or as required or permitted under Section 2.20 or 9.21, each borrowing by the Borrower of Loans hereunder,each payment or prepayment of principal in respect of any Loans hereunder, each payment of commitment fees pursuant to this Agreement, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion or continuation of any borrowing of Loans hereunder shall be allocatedprorata among the Lenders in accordance with their respective applicable Commitments (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans); provided thatthe foregoing provisions of this Section

2.16(a) shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Commitments to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (unless made in accordance with Section 9.6(i) hereto) (as to which the foregoing provisionsof this Section 2.16(a) shall apply), made pursuant to and in accordance with the express provisions of this Agreement. Each Lender agrees that in computing such Lender’s portion of any borrowing of Loans to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such borrowing of Loans to the next higher or lower whole Dollar amount.  Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(b)   All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds.  Any payment made after 12:00 noon, New York City time, on any Business Day shall be deemed to have been made on the next succeeding Business Day (or the same Business Day in the Administrative Agent’s sole discretion).  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  Except as otherwise expressly provided herein, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c)   Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(d)   Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective prorata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at a rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.17   Requirements of Law.  (a)    Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i)   subject the Administrative Agent, any Lender or the Issuing Lender to any Taxes in connection with this Agreement or any loan, letter of credit or commitment made hereunder or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation of payments in respect thereof (except for Indemnified Taxes or Other Taxes that are the subject of Section 2.18 and the imposition of any Excluded Tax payable by such Lender or the Issuing Lender);

(ii)   impose, modify or hold applicable any reserve, special deposit, compulsory loanor similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any Lender or the Issuing Lender or any office of such Lender or the Issuing Lender (except any such reserve requirement that is included in the determination of the Eurodollar Rate hereunder); or

(iii)   shall impose on such Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Lender, by an amount which such Lender or the Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing, maintaining or participating in Letters of Credit, or to reduce any amount received or receivable hereunder in respect thereof (whether of principal, interest or otherwise), then, in any such case, the Borrower shall promptly pay such Lender or the Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or the Issuing Lender for such increased cost or reduced amount received or receivable.  If any Lender or the Issuing Lenderbecomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)   If any Lender or the Issuing Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital (or on the capital of such Lender’s or the Issuing

Lender’s holding company) as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Lender pursuant hereto to a level below that which such Lender or the Issuing Lender of such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Lenderto be material, then from time to time, after submission by such Lender or the Issuing Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or the Issuing Lender such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for such reduction.

(c)   A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender or the Issuing Lender or their respective applicable holding company to the Borrower setting out in reasonable detail the method of determination of such additional amounts (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The Borrower shall pay such Lender or the Issuing Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of amounts payable hereunder.

(d)   Failure or delay on the part of any Lender or the Issuing Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Issuing Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or the Issuing Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and the Issuing Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

2.18   Taxes.  (a)    Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that, if any Indemnified Taxes or Other Taxes are required by law to be withheld or deducted from such payments, then (i) the sum payable by the Borrower or any other Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender and the Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Loan

Party shall make such deductions or withholdings and (iii) the Borrower or such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent,such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on behalf of itself, a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)   (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rated of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(e)(ii)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender or if such Lender is not legally eligible to deliver such documentation. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.18(e). If any form or certification previously delivered pursuant to this Section 2.18(e) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification or notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(ii)   Without limiting the generality of the foregoing, any Foreign Lender shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party hereto and from time to time thereafter upon the expiration of the previously delivered form or upon the reasonable request of the Borrower or the Administrative Agent, two accurate and complete executed originals of whichever of the following is applicable: (A) IRS Form W-8BEN (or its successor form) claiming eligibility for benefits of an income tax treaty to which the U.S. is a party; (B) IRS Form W-8ECI (or its successor form); (C) IRS Form W-8IMY (or its successor form), together with any required attachments; (D) IRS Form W-8EXP (or its successor form); or (E) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under the Code both, IRS Form W-8BEN and a U.S. Tax Compliance Certificate substantially in the applicable form of Exhibit H.  Any Lender that is not a Foreign Lender shall deliver to Borrower and the Administrative Agent (at the times and in the manner provided with respect to Foreign Lenders under the preceding sentence) IRS Form W-9 (or its successor form).

(f)   If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent as may be necessary for the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)   If the Administrative Agent, any Lender or the Issuing Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender agrees to repay the amount paid over to the Borrower (plus any interest, penalties or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lenderin the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.18(g), in no event will the Administrative Agent, any Lender or the Issuing Lender be required to pay any amount to the

Borrower pursuant to this paragraph if the payment of such amount would place the Administrative Agent, such Lender or the Issuing Lender in a less favorable net after-Tax position than it would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  Nothing in this Section 2.18(g) shall be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its Tax returns or any other information relating to its Taxes that it deems confidential to the Borrower or any other Person.

2.19   Indemnity.  The Borrower agrees to indemnify each Lender for and to hold each Lender harmless from any loss or expense that such Lender may reasonably sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20   Illegality.  Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled, (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.19.

2.21   Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.17, 2.18(a) or 2.20 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.17, 2.18(a) or 2.20.

2.22   Substitution of Lenders.  Upon the receipt by the Borrower from any Lender of a claim under Section 2.17, 2.18 or 2.20, or upon receipt by the Borrower of written notice that any Lender has become a Defaulting Lender in accordance with the provisions set forth in the definition of “Defaulting Lender”, or if any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of all Lenders directly affected thereby and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may: (a) request one more of the other Lenders to acquire and assume all or part of such Lender’s Loans, Reimbursement Obligations and Revolving Credit Commitment; or (b) replace such Lender by designating another Lender or a financial institution that is willing to acquire such Loans and Reimbursement Obligations and assume such Revolving Credit Commitment;  provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default (other than, in the case of the replacement of a Defaulting Lender, as a result of the failure of the Borrower to satisfy its cash collateralization obligations pursuant to Section 2.31(a)(ii)) shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and Reimbursement Obligations, accrued interest, fees and other amounts owing to such replaced Lender prior to the date of replacement (including all amounts then owing to such replaced Lender pursuant to Sections 2.17, 2.18 and 2.20and, if applicable, the prepayment fee pursuant to Section 2.3(d) (with such assignment being deemed to be a voluntary prepayment for purposes of determining the applicability of Section 2.9, such amount to be payable by the Borrower)), (iv) the Borrower shall be liable to such replaced Lender under Section 2.19 if any Eurodollar Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and the Issuing Lender, and (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower or replacement Lender shall be obligated to pay the registration and processing fee except in the case of a Defaulting Lender).Each of the Issuing Lender and each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of the Issuing Lender or such Lender, as the case may be, as assignor, any Assignment and Assumption necessary to effectuate any assignment of the Issuing Lender’s or such Lender’s interests hereunder in the circumstances contemplated by this Section 2.22.

2.23   L/C Commitment.  (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 2.26(a), agrees to issue letters of credit (the letters of credit issued on and after the

Closing Date, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the Borrower on any Business Day during the periodcommencing on the Closing Date and ending 30 days prior to the Revolving Credit Termination Date in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit, and no Revolving Credit Lender shall have any obligations to participate in any Letter of Credit, if, after giving effect to such issuance or participation, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero; provided, further, that in no event shall Credit Suisse AG, Barclays Bank PLC, Royal Bank of Canada or any of their respective offices, branches or Affiliates, in each case to the extent that it is an Issuing Lender hereunder, be required to issue any trade Letter of Credit.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)        No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.Notwithstanding anything to the contrary contained in thisSection 2.23or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue any Letter of Credit unless such Defaulting Lender’s Revolving Credit Percentage of the L/C Obligations, after giving effect to the issuance of such Letter of Credit, may be reallocated among Non-Defaulting Lenders in accordance with Section 2.31(a)(iv)or, if such reallocation is not available in accordance with such Section, each Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit by all suchDefaulting Lenders, which may include by cash collateralizing each such Defaulting Lender’s Pro Rata Percentage of each Letter of Credit issued while such Defaulting Lender remains a Defaulting Lender.

2.24   Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request with respect to the requested Letter of Credit.  Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower.  Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower.  Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit issued by it (including the amount thereof).

2.25   Fees and Other Charges.  (a)    The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans that are Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee in an amount equal to 0.25% of the aggregate drawable amount of all outstanding Letters of Credit issued by it, payable quarterly in arrears on each L/C Fee Payment Date after the date of Issuance.

(b)   In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

2.26   L/C Participations.  (a)    Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b)   If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 2.26(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 2.26(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility.  A certificate of such Issuing Lender submitted to any L/C

Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)   Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its prorata share of such payment in accordance with Section 2.26(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its prorata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)   Each Revolving Credit Lender’s obligation to purchase, pursuant to Section 2.26(a), such Lender’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.27   Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse each Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender (but in any event no such reimbursement shall be required before the date on which Base Rate Loans would be made (or the procedure specified in Section 2.26 would become applicable) as described in the last two sentences of this Section) for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”).  Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.  Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.13(b) and (ii) thereafter, Section 2.13(c).  Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 7(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 2.26 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans in the amount of such drawing.  The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to Section 2.5, if the

Administrative Agent had received a notice of such borrowing at the time of such drawing under such Letter of Credit.

2.28   Obligations Absolute.  The Borrower’s obligations under Sections 2.23 through 2.29 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any L/C Participant, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees that each Issuing Lender and the L/C Participant shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.27 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender or L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender.  The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower.

2.29   Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

2.30   Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of Sections 2.23 through 2.29, the provisions of Sections 2.23 through 2.29 shall apply; provided, however, that any term, condition or provision of any Application which is in addition to, or the subject matter of which is not in, part of or covered by, the provisions of Sections 2.23 through 2.29 shall not be considered as being or deemed to be in conflict with or inconsistent with the provisions of Sections 2.23 through 2.29.

2.31   Defaulting Lenders.  (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)   Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)   Defaulting Lender Waterfall.Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, to cash collateralize theIssuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.31(d);fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.31(d);sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, so long as payment on account of any amount owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against the Defaulting Lender required to be paid under the seventh clause above has been made, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Lenders that are not Defaulting Lenders (such Lenders, “Non-Defaulting Lenders”) on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and L/C Exposure are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.31(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.31(a)(ii)

shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)   Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)        Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.31(d).

(C)        With respect to any L/C Participation Feenot required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to eachNon-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’sobligation to fund participations in respect of Letters of Credit that have been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee

(iv)   Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s obligation to fund participations in respect of Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Extensions of Credit of any Non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)   Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.31(d).

(b)   Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 2.31(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender; and provided, further, that if any amounts would be due to the Non-Defaulting Lenders under Section 2.19 as a result of a payment of a Eurodollar Loan, the Defaulting Lender shall pay such amounts to the Non-Defaulting Lenders entitled thereto.

(c)   New Letters of Credit.  So long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)   Cash Collateral.  (i)  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall cash collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.31(a)(iv) and any cash collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii)   The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided (other than Permitted Liens), or that the total amount of such cash collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender.

(iii)   Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.31 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)   Cash collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section 2.31 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess cash collateral; provided that, subject to this Section 2.31 the Person providing cash collateral and the Issuing Lender may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such cash collateral was provided by the Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.32   Incremental Term Loans.  (a)    The Borrower may, by written notice to the Administrative Agent from time to timerequest Incremental Term Loan Commitments from one or more Incremental Term Lenders, all of which must meet the requirements for assignees of Term Loans and Term Loan Commitments under Section 9.6(d). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Tranche A Term Loans, additional Tranche B Term Loans or commitments to make term loans with terms different from the Tranche A Term Loans and theTranche B Term Loans (such other term loans, the “Other Term Loans”).

(b)   The Borrower may seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith.  The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender. The terms and provisions of any Incremental Term Loans that are additional Tranche A Term Loans shall be identical to those of the Tranche A Term Loans made on the Closing Date.  The terms and provisions of any Incremental Term Loans that are additional Tranche B Term Loans shall be identical to those of the Tranche B Term Loans made on the Restatement Date.  The terms and provisions of the Other Term Loans shall be identical to those of the Tranche A Term Loans or Tranche B Term Loans, as applicable, except as otherwise set forth herein or in the Incremental Term Loan Assumption Agreement, and any such terms not consistent with those of such applicable Loans, shall be reasonably satisfactory to the Administrative Agent (provided that, notwithstanding anything to the contrary contained herein or in any other Loan Document, the Incremental Term Loans shall constitute Obligations hereunder and shall be secured by the Collateral on a pari passu basis with all other Obligations).  Without the prior written consent of the Required Lenders, (i) the final maturity date of any

Other Term Loans shall be no earlier than the Latest Maturity Date, (ii) the Weighted Average Life to Maturity of the Other Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Tranche of Term Loans hereunder which has the longest Weighted Average Life to Maturity, (iii) the obligations of the Borrower and its Subsidiaries in respect of the Other Term Loans shall not be secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral and shall not be guaranteed by any Subsidiaries of the Borrower other than the Subsidiary Guarantors, (iv) the Other Term Loans shall not receive mandatory prepayments in excess of their ratable share hereunder in accordance with Section 2.10(d)and (v) if the initial yield on such Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Eurodollar Rate on such Other Term Loans and (y) if such Other Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the Weighted Average Life to Maturity of such Other Term Loans and (B) four; provided that in determining the margin above the Eurodollar Rate or the Base Rate, if the Eurodollar Rate or the Base Rate in respect of any Other Term Loans includes a floor different from the applicable floor in respect of the Eurodollar Rate or the Base Rate applicable to the Tranche B Term Loans, such differential amount shall be equated to interest margin for purposes of determining Yield Differential) exceeds the Applicable Margin then in effect for Tranche B Term Loans that are Eurodollar Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for Tranche A Term Loans andTranche B Term Loansshall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c)   Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.32 unless on the date of such effectiveness, (i) the conditions set forth in Section 4.2(a) and 4.2(b) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer, (ii) the Borrower would be in compliance with the covenants set forth in Section 6.1and the Consolidated Senior Secured Leverage Ratio would be less than or equal to 4.00 to 1.00 as of the most recently completed Fiscal Quarter ending prior to such transaction for which the financial statements and certificates required by Sections 5.1 and 5.2(a) have been delivered, after giving effect to such Incremental Term Loan Commitments transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate as if such events had occurred as of the first day of such period, (iii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on theRestatement Date under Section 4.1, (iv) the

Administrative Agent and each applicable Lender shall have received all fees and expenses owed in respect of such Incremental Term Loan Commitments and (v) the terms and documentation in respect of such Incremental Term Loan Commitments, to the extent not consistent with this Agreement, shall be reasonably satisfactory to the Administrative Agent.

(d)   Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each borrowing hereunder of outstanding Tranche A Term Loans or Tranche B Term Loans, as applicable, on a pro rata basis. This may be accomplished by requiring each outstanding borrowing of Tranche A Term Loans or Tranche B Term Loans, as applicable, that are Eurodollar Loans to be converted into Base Rate Loans on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding borrowing of Tranche A Term Loans or Tranche B Term Loans, as applicable, that are Eurodollar Loans on a pro rata basis. Any conversion of Tranche A Term Loans or Tranche B Term Loansthat are Eurodollar Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 2.19.  If any Incremental Term Loan is to be allocated to an existing Interest Period for a borrowing of Tranche A Term Loans or Tranche B Term Loans that are Eurodollar Loans, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.3(a) or 2.3(b), as applicable, required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Tranche A Term Lenders or Tranche B Term Lenders, as applicable, were entitled before such recalculation.

(e)   The Loans and Commitments extended or established pursuant to this Section 2.32 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the extension or establishment of any such Loans or any such Commitments.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

To induce the Agents, the Issuing Lender and the Lenders to enter into this Agreement and to make the Loans and to issue or participate in Letters of Credit, the Borrower hereby represents and warrants to each Agent, the Issuing Lender and each Lender that:

3.1   Financial Condition.  (a)  As of the Closing Date, the Borrower has delivered to the Arrangers a complete and correct copy of the unaudited statement of inventory of the Acquired Business at September 30, 2011 and the unaudited statement of profit before administrative overhead of the Acquired Business for the year ended September 30, 2011 (such statements, the “Management Accounts”), which Management Accounts are in a form consistent with the financial statements or forecasts previously provided to the Arrangers.

(b)   The unaudited proformaconsolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2011 and related pro forma consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries (collectively, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans and other extensions of credit to be made under the Existing Credit Agreement on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Financial Statements have been prepared based on the information available to the Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial condition of Borrower and its consolidated Subsidiaries as at September 30, 2011 (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), assuming that the events specified in the preceding sentence had actually occurred at such date.

(c)   The audited consolidated balance sheets of the Borrower as at January 3, 2009, January 2, 2010 and January 1, 2011, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower as at October 1, 2011, and the related unaudited consolidated statements of income and cash flows for the 39-week period ended on such date, present fairly in all material respects the consolidated financial condition of Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the 39-week period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and subject, in the case of any such unaudited financial statements to normal year end audit adjustments and the absence of notes).  The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from September 30, 2011 to and including the date hereof there has been no Disposition by the Borrower of any material part of its business or Property (other than any Disposition permitted by Section 6.5).

3.2   No ChangeSince January 1, 2011, there has not been any event, change, condition or development that has had or could reasonably be expected to have a Material Adverse Effect.

3.3   Corporate Existence; Compliance with Law.  Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or business trust power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or business trust and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of each of the foregoing clauses (c) and (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4   Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or business trust power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to consummate the 2012 Refinancing and to borrow and obtain other extensions of credit hereunder.  Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings and other extensions of credit on the terms and conditions of this Agreement and to grant the security interests and Liens as provided in the Loan Documents, and, in the case of each Subsidiary Guarantor, to guarantee the Obligations of the Borrower on the terms and conditions of the applicable Loan Documentsand to grant the security interests and Liens as provided in the Loan Documents.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the consummation of the 2012 Refinancing, the borrowings and other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 3.19 and (iii) consents, notices and filings which the failure to make or obtain could not reasonably be expected to have a Material Adverse Effect.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5   No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the consummation of the 2012 Refinancing, the issuance of Letters of Credit, borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable on the Restatement Date to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.6   No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to this Agreement or any other Loan Document or the 2012 Refinancing or any of the other transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7   No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

3.8   Ownership of Property; Liens.  Each of the Borrower and each of its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, subject only to Liens and other matters permitted by Section 6.3, and good title to, or a valid leasehold or other property interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 6.3.

3.9   Intellectual Property.  To the knowledge of the Borrower, the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary and material for the conduct of its business as currently conducted.  To the knowledge of the Borrower, except as indicated on Schedule 3.9, no material claim has been asserted and is pending by any Person alleging that the use of any Intellectual Property by the Borrower and its Subsidiaries infringes on the intellectual property rights of any Person in any material respect nor does the Borrower know of any valid basis for any such claim.

3.10   Taxes.  Each of the Borrower and each of its Subsidiaries has timely filed or caused to be filed all Federal, state and other material tax returns that are required to be filed (all such Tax returns being true and correct in all material respects) and has timely paid all Taxes payable, collectible or remittable by it and any assessments made against it or any of its Property and all other materialTaxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are either currently being contested in good faith by appropriate proceedings or with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and as of the Restatement Date no Tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

3.11   Federal Regulations.  No part of the proceeds of any Loans and no Letters of Credit will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender, the Issuing Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent,the Issuing Lender and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in RegulationU.

3.12   Labor Matters.  There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

3.13   ERISA.Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No material liability to the PBGC (other than required premium payments), or, except in the ordinary course, any Plan or any trust established thereunder, has been or is expected to be incurred by the Borrower or any of its ERISA Affiliates with respect to any Plan.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, resulted or could reasonably be expected to result, in material liability of the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $10,000,000 the fair market value of the assets of such Plan.  None of the Borrower nor any Subsidiary has any material liability with respect to any Foreign Pension Plan.

3.14   Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

3.15   Subsidiaries.  (a)  The Subsidiaries listed on Schedule 3.15 constitute all the Subsidiaries of the Borrower as of the Restatement Date.  Schedule 3.15 sets forth as of the Restatement Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

(b)   As of the Restatement Date, no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options, equity compensation awards granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary.

3.16   Use of Proceeds.  The proceeds of the Tranche B Term Loans shall be used by the Borrower solely(a) first, toconsummate the 2012 Refinancing and (b) thereafter, to pay costs and expenses incurredin connection therewith.  The proceeds of the Revolving Credit Loans shall be used by the Borrower solely for general corporate purposes and Permitted Acquisitions.  The Letters of Credit shall be used by the Borrower solely for general corporate purposes. The proceeds of the Incremental Term Loans shall be used by the Borrower solely for general corporate purposes and Permitted Acquisitions.

3.17   Environmental Matters.  Other than exceptions to any of the following that could not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)   the Borrower and its Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that:  each of their Environmental Permits will be timely renewed and complied with; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained.

(b)   Materials of Environmental Concern are not present at, on, under, in, or about any real property now or, to the knowledge of the Borrower and its Subsidiaries, formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower and its Subsidiaries, at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations.

(c)   There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d)   Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e)   Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f)   Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

3.18   Accuracy of Information, etc.  No written statement or written information (other than projections, other forward-looking information, information of a general economic or general industry nature and pro forma financial information) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or written statement furnished to the Agents, the Arrangers, the Issuing Lender or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by or pursuant to this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections and pro forma financial information as it relates to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and pro forma financial information may differ from the projected and pro forma results set forth therein by a material amount.

3.19   Security Documents.  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent together with stock powers endorsed to the Collateral Agent or in blank, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a)-1 as of the Closing Date, (which financing statements have been duly completed and delivered to the Collateral Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement (all of which filings have been duly completed), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Secured Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3).  Schedule 3.19(a)-2 lists each UCC Financing Statement (other than any naming the Collateral Agent as secured party) that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date.

3.20   Solvency.  The Borrower and its Subsidiaries, on a consolidated basis, are, and immediately after the consummation of the Transactions to occur on the Closing Date, immediately after the consummation of the 2012 Refinancing to occur on the Restatement Date and immediately following the making of each Loan or other extension of credit hereunder and after giving effect to the application of the proceeds of each Loan or other extension of credit hereunder,will be and will continue to be, Solvent.

3.21   Sanctioned Persons and Anti-Money Laundering.  None of the Loan Partiesnor any of their respective Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the Loan Parties or any of their respective

Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Loan Parties will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 4.  CONDITIONS PRECEDENT

4.1   Conditions to Restatement Date.  The agreement of each Lender to make its extension of credit on the Restatement Date is subject to the satisfaction, prior to or concurrently with the making of any extensions of credit on the Restatement Date, of the following conditions precedent:

(a)   Loan Documents.  The Administrative Agent shall have received (i) the Amendment Agreement, executed and delivered by a duly authorized officer of the Borrower,(ii) this Agreement, executed and delivered by a duly authorized officer of the Borrower and (iii) a Reaffirmation Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor.

(b)   Repayment of Tranche B Term Loans.  On the Restatement Date, the Borrower shall have repaid in full the Tranche B Term Loans (as defined in the Existing Credit Agreement).  After giving effect to the 2012 Refinancing and the other transactionsto occur on the Restatement Date, the Borrower and its Subsidiaries shall have outstanding no Indebtedness or preferred Capital Stock other than (A) the Loans and other extensions of credit hereunder, (B) the Senior Notes and (C) the other Indebtedness incurred pursuant to Section 6.2(d).

(c)   Fees and Expenses.  The Arrangers and the Agents shall have received all fees and other compensation required to be paid (including pursuant to any engagement or fee letters entered into between the Borrower and any Arranger or Agent on or prior to the Restatement Date), and all costs and expenses payable hereunder or under any other Loan Document for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Arrangers and the Agents), on or before the Restatement Date.

(d)   Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and its Subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted by Section 6.3 or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(e)   Restatement Date Certificate.  The Administrative Agent and the Arrangers shall have received a certificate of each Loan Party, dated the Restatement Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(f)   Legal Opinion.  The Administrative Agent and the Arrangers shall have received the legal opinion of Dechert LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit E.

(g)   Filings, Registrations and Recordings.  Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens and other matters expressly permitted by Section 6.3), shall be in proper form for filing, registration or recordation.

(h)   Solvency.  The Administrative Agentand the Arrangers shall have received a certificateexecuted by the chief financial officer of the Borrower, in form and substance satisfactory to the Administrative Agent and the Arrangers, which shall document the solvency of the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to 2012 Refinancing and the other transactions contemplated hereby.

4.2   Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)   Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement or any other Loan Document shall be true and correct in all material respects(except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects)on and as of such date as if made on and as of such date (unless stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it shall have been true and correct in all respects)as of such earlier date).

(b)   No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the making of the extensions of credit requested to be made on such date.

(c)   Borrowing Request.  The Administrative Agent shall have received a notice of borrowing as and when required by Sections 2.2 and/or Section 2.5, as applicable, which notice shall (i) confirm compliance with clauses (a) and (b) of this Section 4.2 and (ii) set forth all information required by Section 2.2 and/or Section 2.5, as applicable.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the representations and warranties relating to the Borrower and its Subsidiaries, the acquired Person in connection with a Permitted Acquisition, and the Borrower’s and its Subsidiaries’ respective businesses and assets the accuracy of which shall be a condition precedent to the availability of the Incremental Term Loans used to finance a Permitted

Acquisition shall be (i) those representations and warranties made by or on behalf of the seller and the acquired Person in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its Affiliates) has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations and warranties in suchacquisition agreement and (ii) the representations and warranties set forth in Sections 3.3, 3.4, 3.5, 3.11, 3.14, 3.19, 3.20 and 3.21.

SECTION 5.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, the Issuing Lender or any Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

5.1   Financial Statements.  Furnish to the Administrative Agent (who will furnish such information to the Lenders):

(a)   as soon as available, but in any event within 90 days (orsuch earlier date as required by the SEC) after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG, L.L.P. or other independent certified public accountants of nationally recognized standing; and

(b)   as soon as available, but in any event not later than 45 days (orsuch earlier date as required by the SEC) after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2   Certificates; Other Information.  Furnish to the Administrative Agent and each Lender, or, in the case of clause (e), to the relevant Lender:

(a)   concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other

Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (A) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the Fiscal Quarter or fiscal year of the Borrower, as the case may be, which Compliance Certificate shall, in connection with each delivery of financial statements pursuant to Section 5.1(a), (x) in the case of annual financial statements, show in reasonable detail the calculations used in determining Excess Cash Flowfor the most recently completed fiscal year of the Borrower, (y) in the case of annual financial statements, if a prepayment is required under Section 2.10(c)(A)(x)(1) or Section 2.10(c)(A)(x)(2), show in reasonable detail the calculations used in determining Adjusted Excess Cash Flow and Excess Cash Flow for the most recently completed fiscal year of the Borrower, and (z) if the Available Amount was applied during such period, show the Available Amount as of the end of such period, and (B) to the extent not previously disclosed to the Administrative Agent, a listing of any material Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (B);

(b)   as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income) (collectively, the “Projections”);

(c)   within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(d)   as soon as possible and in any event within five days of obtaining knowledge thereof:  (i)  a description of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Borrower and its Subsidiaries, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any Governmental Authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, any Loan Party which could reasonably be expected to have a Material Adverse Effect; and

(e)   promptly, such additional financial and other information as any Lender may from time to time reasonably request.

5.3   Payment of Obligations.  Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or in respect of its income, profits or property, before the same shall become delinquent or in default, and pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all other material obligations of whatever nature, except, in each case, where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings,

(b) such contest effectively suspends the enforcement of any Lien on the Borrower’s Property securing such obligations and (c) reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

5.4   Conduct of Business and Maintenance of Existence, etc.  (a)  (i)  Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5   Maintenance of Property; Insurance.  (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.6   Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Agent or any Lender accompanying any Agent upon reasonable notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and upon reasonable advance notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants (with reasonable notice to the chief financial officer of the Borrower(provided that the Borrower or such Subsidiaries may, at their option, have one or more employees or representatives present at any discussion with any such accountants)); provided that, absent the existence of an Event of Default, inspections pursuant to this Section 5.6 shall be limited to one time per fiscal year.

5.7   Notices.  Promptly,and in any event within five Business Days of obtaining knowledge thereof, give notice to each Agent and each Lender of:

(a)   the occurrence of any Default or Event of Default;

(b)   any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority that, in either case, could reasonably be expected to have a Material Adverse Effect;

(c)   any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $10,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

(d)   the occurrence of any ERISA Event or Foreign Benefit Eventthat, alone or together with any other ERISA Events or Foreign Benefit Eventsthat have occurred, resulted or could reasonably be expected to result, in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000;

(e)   any amendment or other modification of any of the documents described in Section 6.9(b) or (c); and

(f)   any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

5.8   Environmental Laws.  (a)  Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)   Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, or contest such orders and directives by appropriate legal means.

5.9   Additional Collateral, etc.  (a)  With respect to any Property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (v) any real property (or interest therein), (w) any Intellectual Property to the extent creation of a security interest therein would be contractually prohibited (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), (x) any Property described in paragraph (b) of this Section, (y) any Property subject to a Lien expressly permitted by Section 6.3(g) and (z) Property acquired by a Foreign Subsidiary) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent or the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property (subject to Liens permitted by Section 6.3), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent.

(b)   With respect to any new Subsidiary of the Borrower (other than a Foreign Subsidiary or a Foreign Subsidiary Holding Company) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be a Foreign Subsidiary or a Foreign Subsidiary Holding Company), by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent or the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (subject to Liens and other matters permitted by Section 6.3 and excluding real property and any interests therein, and Intellectual Property to the extent creation of a security interest therein would be contractually prohibited), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent, and (iv) if reasonably requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions covering matters consistent with those covered by the opinions delivered by Dechert LLP or the applicable local counsel, as the case may be, on the Closing Date relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(c)   With respect to any new Foreign Subsidiary and Foreign Subsidiary Holding Company created or acquired after the Closing Date by the Borrower or any of its Domestic Subsidiaries, promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent or the Collateral Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is directly owned by the Borrower or any of its Domestic Subsidiaries (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Foreign Subsidiary or Foreign Subsidiary Holding Company be required to be so pledged (it being understood and agreed that 100% of the total non-voting Capital Stock of any such Subsidiary shall be required to be pledged)), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent or the Collateral Agent, desirable to perfect the Lien of the

Collateral Agent thereon, and (iii) if requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(d)   Notwithstanding the foregoing, the requirements of this Section 5.9 shall not apply to, and the Collateral shall exclude, those assets as to which the Collateral Agent reasonably determines that the costs (time, expense or otherwise) of obtaining a security interest in or Lien upon such assets are excessive in relation to the benefits to the Secured Parties of the security afforded thereby.

5.10   Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Agents, the Issuing Lender and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by any Agent, the Issuing Lender or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that such Agent, the Issuing Lender or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

5.11   Ratings.  Use commercially reasonable efforts to (a) cause the Facilities to be continuously rated by S&P and Moody’s and (b) maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.

SECTION 6.  NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, the Issuing Agent or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1   Financial Condition Covenants.

(a)   Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters ending with any Fiscal Quarter, commencing with the Fiscal Quarter ending on or around December 31, 2012, to exceed 6.00 to 1.00.

(b)   Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as at the last day of any period of four consecutive Fiscal Quarters ending with any Fiscal Quarter, commencing with the Fiscal Quarter ending on or around December 31, 2012, to be less than 1.75 to 1.00.

6.2   Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)   Indebtedness of any Loan Party pursuant to any Loan Document;

(b)   Indebtedness of (i) the Borrower to any Subsidiary, (ii) any Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) any Subsidiary that is not a Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor in an amount not to exceed $20,000,000 outstanding at any one time, and (iv) any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;

(c)   Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g);provided that the aggregate principal amount of such Indebtedness, plus the aggregate principal amount of Indebtedness permitted by Section 6.2(h), shall not at any time exceed $40,000,000 outstanding;

(d)   Indebtedness outstanding on the Closing Date and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof, except by an amount equal to a reasonable premium or other similar amount paid, and fees and expenses reasonably incurred, in connection therewith);

(e)   Guarantee Obligations made in the ordinary course of business by (i) the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor, (ii) the Borrower or any of its Subsidiaries of obligations of any Subsidiary that is not a Subsidiary Guarantor in an amount not to exceed $20,000,000 outstanding at any time and (iii) any Subsidiary that is not a Subsidiary Guarantor of the obligations of any other Subsidiary that is not a Subsidiary Guarantor;

(f)   (i)  Indebtedness of the Borrower in respect of the Senior Notes in an aggregate principal amount not to exceed $350,000,000, (ii),Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, (iii) Indebtedness of the Borrower that refinances the Senior Notes and Guarantee Obligations of any Subsidiary Guarantor in respect of such refinancing Indebtedness; provided that (A) the maturity date of such refinancing Indebtedness shall be no earlier than six months after the Latest Maturity Date, (B) the terms of such refinancing Indebtedness, taken as a whole, shall not be materially less favorable to the Borrower and the Subsidiary Guarantors than the terms of the Senior Notes and (C) the principal amount of such refinancing Indebtedness does not exceed the principal amount of Senior Notes refinanced therebyexcept by an amount equal to a reasonable premium or other similar amount paid, and fees and expenses reasonably incurred, in connection therewith and (iv) Indebtedness of the Borrower that refinances Indebtedness incurred in accordance with clause (iii) above and this clause (iv) and Guarantee Obligations of any Subsidiary Guarantor in respect of such refinancing Indebtedness; provided that (A) the maturity date of such refinancing Indebtedness shall be no earlier than six months after the maturity date of suchIndebtedness incurred in accordance with clause (iii) above, (B) the terms of such refinancing Indebtedness, taken as a whole, shall not be materially less favorable to the Borrower and the Subsidiary Guarantors than the terms of suchIndebtedness incurred in accordance with clause (iii) above and (C) the principal amount of such refinancing Indebtedness does not exceed the principal amount of suchIndebtedness incurred in accordance with clause (iii) above,except by an amount equal to a reasonable premium or other similar amount paid, and fees and expenses reasonably incurred, in connection therewith;

(g)   Indebtedness of the Borrower or its Subsidiaries incurred to finance the acquisition (including, without limitation, by way of merger) of Capital Stock of any Person engaged in, or assets used or useful in, a business permitted pursuant to Section 6.15; provided that (i) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (ii) both immediately prior and after giving effect to the incurrence thereof, no Default or Event of Default shall exist or would result therefrom, (iii) the Borrower shall be in proforma compliance with the financial covenants set forth in Section 6.1 after giving effect to such incurrence of Indebtedness (determined on the assumption that such incurrence of Indebtedness had occurred on the first day of the relevant period measured by such covenants), (iv) such Indebtedness is not also incurred by or guaranteed by any Subsidiaries of the Borrower other than the Subsidiary Guarantors and is not incurred by or guaranteed by any other Person and (v) if such Indebtedness is secured, (A) such Indebtedness is secured by the Collateral (or a portion thereof) on a second lien, subordinated basis to the Obligations and is not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral (or a portion thereof), (B) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent; provided that such differences are not more favorable to the investors in such secured Indebtedness) and (C) an agent or representative acting on behalf of the holders of such Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement or an accession thereto in form and substance satisfactory to the Administrative Agent;

(h)   Indebtedness secured by Liens permitted by Section 6.3(l); provided that the aggregate principal amount of such Indebtedness, plus the aggregate principal amount of Indebtedness permitted by Section 6.2(c), shall not at any time exceed $40,000,000 outstanding;

(i)   Indebtedness of the Borrower or its Subsidiaries arising from the honoring by a bank or other financing institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(j)   Indebtedness of the Borrower or its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary, other than the guaranties of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that: (i) such Indebtedness is not reflected on the balance sheet of the Borrower or any of its Subsidiaries (contingent obligations referred to in a footnote to financing statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and its Subsidiaries in connection with such disposition;

(k)   subordinated Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $5,000,000 issued to directors, officers or employees of the Borrower or any of its Subsidiaries in connection with the redemption or purchase of Capital Stock that is not secured by any assets of the Borrower or any of its Subsidiaries, does not require cash payments prior to the stated maturity of the Senior Notes and contains subordination terms reasonably acceptable to the Administrative Agent;

(l)   Indebtedness of the Borrower consisting of outstanding Permitted Foreign Currency Letters of Credit, the Dollar Equivalent of which shall not exceed $20,000,000 in aggregate principal amount as of the most recent Calculation Date;

(m)   Credit Agreement Refinancing Indebtedness; and

(n)   other Indebtedness, not included in clauses (a) through (m) above, not to exceed $50,000,000 in an aggregate principal amount (or accreted value, as applicable) at any time outstanding.

6.3   Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(b)   Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)   Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security;

(d)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, warranty requirements, leases or licenses or other obligations of a like nature or incurred in the ordinary course of business (including, without limitation, landlord Liens on leased real property);

(e)    survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f)   Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d), provided that no such Lien shallat any time encumber any additional Property after the Closing Date and that the amount of Indebtedness secured thereby shall not be increased (except by an amount equal to a reasonable premium or other similar amount paid, and fees and expenses reasonably incurred, in connection therewith);

(g)   Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 6.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens shall not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby shall not be increased;

(h)   Liens created pursuant to the Security Documents;

(i)   any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j)   judgment liens securing judgments not constituting (or which would otherwise create) an Event of Default;

(k)   licenses of Intellectual Property in the ordinary course of business;

(l)   liens on fixed assets existing at the time such fixed assets are acquired in connection with a Permitted Acquisition and not created in contemplation thereof;

(m)   deposits in an aggregate amount not to exceed $5,000,000 at any one time outstanding made in the ordinary course of business to secure liability to insurance carriers;

(n)   Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

(o)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(p)   leases or subleases granted to third Persons not interfering with the ordinary course of business of the Borrower or any of its Subsidiaries;

(q)   Liens on assets of a Subsidiary of the Borrower that is not a Subsidiary Guarantor securing Indebtedness of that Subsidiary; provided that such Indebtedness was permitted to be incurred by Section 6.2;

(r)   Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(s)   Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 6.2(g) to finance the acquisition (including, without limitation, by way of merger) of Capital Stock of any Person; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such Capital Stock, (ii) such Liens do not at any time encumber any Property other than the Capital Stock of such acquired Person and (iii) the amount of Indebtedness secured thereby does not exceed $50,000,000;

(t)   Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 6.2(g) or (m); provided that such Liens shall at all times be subject to the Second Lien Intercreditor Agreement; and

(u)   Liens not otherwise permitted by this Section 6.3, so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate Fair Market Value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $25,000,000 at any one time.

6.4   Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)   any Subsidiary may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that such Subsidiary Guarantor shall be the continuing or surviving corporation);

(b)   any Subsidiary that is not a Subsidiary Guarantor may be merged or consolidated with or into any other Subsidiary that is not a Subsidiary Guarantor;

(c)   any Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor; and

(d)   any Subsidiary that is not a Subsidiary Guarantor may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Subsidiary Guarantor.

6.5   Limitation on Disposition of Property.  Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)   the Disposition of obsolete or worn out property in the ordinary course of business;

(b)   the sale of inventory and the Disposition of cash and Cash Equivalents in the ordinary course of business;

(c)   Dispositions permitted by Section 6.4;

(d)   the sale or issuance of any Subsidiary’s Capital Stock to (i) the Borrower or any Subsidiary Guarantor or (ii) a Subsidiary that is not a Subsidiary Guarantor to the extent permitted by Section 6.8;

(e)   the Disposition of other assets in any fiscal year of the Borrower that contributed, in the aggregate, not more than 20% of Consolidated EBITDA for the prior fiscal year; provided that in the case of each such Disposition, the Borrower shall be in proforma compliance with the financial covenants set forth in Section 6.1 after giving effect to such Disposition (determined on the assumption that such Disposition and the repayment of any Indebtedness resulting therefrom had occurred on the first day of the relevant period measured by such covenants);

(f)   any Disposition constituting a Recovery Event; and

(g)   Dispositions of Intellectual Property that in the exercise of its reasonable business judgment, the Borrower has determined are not of material value to the business of the Borrower and its Subsidiaries, taken as a whole.

6.6   Limitation on Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except: (a) any Subsidiary may declare and make Restricted Payments to the Borrower, any Subsidiary Guarantor or any other Person that owns Capital Stock of such Subsidiary on a pro rata basis; (b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, and the Borrower would be in compliance with the covenants set forth in Section 6.1 for the applicable period for which the financial statements and certificates required by Section 5.1(a) or (b) and Section 5.2(a) have been delivered or are available, after giving pro forma effect to such Restricted Payment and to any other event occurring after such period as to which pro forma recalculation is appropriate, the Borrower may declare and make Restricted Payments during any Fiscal Quarterif, at the time such Restricted Payment is made, such Restricted Payment, together with all other Restricted Payments made pursuant to this clause (b) during such Fiscal Quarter, does not exceed an aggregate amount equal to the sum of (i) 60% of Excess Cash Flowof the Borrower for the immediately precedingFiscal Quarter plus (ii) the Available Amount at such time; and (c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and make Restricted Payments (i)in exchange for Capital Stock of the Borrower(other than Disqualified Stock), (ii) to be used for the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Borrower held by any current or former officer, director or employee of the Borrower pursuant to any equity subscription agreement, stock option plan or any other management or employee benefit plan or agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed $10,000,000 in any fiscal year of the Borrower (provided that the Borrower may carry over and make in a subsequent fiscal year, commencing with 2013, in addition to the amounts permitted for such fiscal year, up to $2,000,000 of unutilized capacity under this clause (c)(ii) attributable to the immediately preceding fiscal year); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed the Net Cash Proceeds received by the Borrower or any of its Subsidiaries (to the extent contributed to the Borrower) from sales of Capital Stock (other than Disqualified Stock) of the Borrower to officers, directors or employees of the Borrower or any of its Subsidiaries that occur after the Closing Date (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by this proviso in any fiscal year); provided, further, that cancellation of Indebtedness owing to the Borrower from members of management of the Borrower or any Subsidiary in connection with a repurchase of Capital Stock of the Borrower will not be deemed to constitute a Restricted Payment,(iii) to be used for the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stockrepresent a portion of the exercise price of those stock options, (iv) to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock and (v) to be used for the acquisition of any shares of Disqualified Stock of the Borrower in exchange for other shares of Disqualified Stock of the Borrower or with the net cash proceeds from an issuance of Disqualified Stock by the Borrower within 10 Business Days of suchissuance, in each case to the extent such issuance is not prohibited under Section 6.2 hereto and Section 4.09 of the Senior Note Indenture.

6.7   Limitation on Capital Expenditures.  Make or commit to make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding an aggregate amount for any fiscal year equal to the sum of (a) $25,000,000plus (b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Available Amount at such time; provided that (i) any such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided preceding this proviso above and second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and (b) Capital Expenditures made with the proceeds of settlement or payment in respect of any property or casualty insurance claim, or any condemnation proceeding relating to any asset of the Borrower or its Subsidiaries.

6.8   Limitation on Investments.  Make after the Closing Date any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)   extensions of trade credit in the ordinary course of business;

(b)   investments in Cash Equivalents;

(c)   Investments arising in connection with the incurrence and lending of Indebtedness permitted by Sections 6.2(b) and (e);

(d)   loans and advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $5,000,000 at any one time outstanding;

(e)   Permitted Acquisitions;

(f)   (i) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.8(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor; (ii) Investments by any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor; and (iii) Investments by the Borrower or any Subsidiary Guarantor in any Subsidiary that is not a Subsidiary Guarantor in an amount not to exceed $20,000,000;

(g)   any Investments received (i) in compromise or resolution of (x) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (y) litigation, arbitration or other disputes with Persons who are not Affiliates; or (ii) in satisfaction of judgments;

(h)   loans by the Borrower in an aggregate principal amount not exceeding $5,000,000 to employees of the Borrower or its Subsidiaries to finance the sale of the Borrower’s Capital Stock by the Borrower to such employees;

(i)   receivables owing to the Borrower or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(j)   any Investment in any Person to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower of any of its Subsidiaries;

(k)   Investments obtained as consideration for a Disposition of property permitted under Section 6.5 in an aggregate amount not to exceed 25% of the total aggregate consideration received from all Dispositions of property permitted under Section 6.5 during the term hereof;

(l)   Investments consisting of Hedging Obligations;

(m)   the Acquisition;

(n)   Investments in an amount that does not exceed the Available Amount immediately prior to the time of the making of such Investment; provided that no Default or Event of Default has occurred and is continuing or would result therefrom; and

(o)   other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (o) or clause (i)(ii) of the definition of “Permitted Acquisition” that are at the time outstanding, not to exceed an amount equal to the sum of (i) $200,000,000plus (ii) any amount attributable to Excluded Issuances after the Closing Date less the amount of any such Excluded Issuances that have been used after the Closing Date to make any Investments pursuant to this clause (o) or to finance any Permitted Acquisition; provided that, if an Investment made pursuant to this clause (o) is made in any Person that is not a Subsidiary at the date of the making of such Investment and such Person becomes a Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (f) above and shall cease to have been made pursuant to this clause (o).

6.9   Limitation on Optional Payments and Modifications of Debt Instruments, etc.(a)  Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness except (A) the payment of the Indebtedness created hereunder, (B) refinancings of Indebtedness to the extent such refinancings are permitted by Section 6.2,(C) any refinancing, repayment, redemption, repurchase, retirement or other acquisition for consideration of Indebtedness, in an amount that does not exceed the Available Amount immediately prior to the time of such refinancing, repayment, redemption, repurchase, retirement or other acquisition for consideration; provided that no Default or Event of Default has occurred and is continuing or would result therefrom and (D) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes or the Senior Note Indenture or the indenture or instruments governing any Indebtedness that refinances the Senior Notes in a manner materially adverse to the Agents or the Lenders or in a manner which imposes terms, conditions, covenants or obligations on the Loan Parties which are materially more restrictive on such Loan Parties or (c) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, the certificate of incorporation, by-laws, limited liability company agreement, operating agreement, partnership agreement or similar organizational document of the Borrower or any of its Subsidiaries in any manner materially adverse to the Agents or the Lenders.

6.10   Limitation on Transactions with Affiliates.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwisenot prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, the Borrower and its Subsidiaries may enter into the transactions set forth on Schedule 6.10.

6.11   Limitation on Sales and Leasebacks.  Enter into any sale and leaseback transaction; provided that the Borrower or any Subsidiary may enter into a sale and leaseback transaction if:

(a)    the Borrower or such Subsidiary, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under Section 6.2 and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 6.3;

(b)   the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(c)   the transfer of assets in that sale and leaseback transaction is permitted by Section 6.5.

6.12   Limitation on Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than the Saturday nearest to December 31 or change the Borrower’s method of determining Fiscal Quarters.

6.13   Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary non-assignment provisions in licenses or sublicenses by the Borrower and its Subsidiaries in the ordinary course of business (in which case such prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (d) customary provisions in joint venture agreements and similar agreements that restrict transfers of assets of, or equity interests in, such joint venture, (e) agreements governing Indebtedness permitted by Sections 6.2(g), (h) and (m) (provided that, in the case of such agreements governing Indebtedness permitted by Section 6.2(h), such prohibition or limitation shall be effective only against the property acquired thereby) and (f) agreements entered into by a Subsidiary that is not a Subsidiary Guarantor governing Liens permitted by Section 6.3(m) or the Indebtedness secured thereby (in which case such prohibition or limitation shall only be effective against the assets of such Subsidiary subject to such Lien).

6.14   Limitation on Restrictions on Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay or subordinate any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the Senior Note Indenture and any agreements governing Indebtedness permitted by Sections 6.2(f), to the extent such restrictions are no more restrictive than those in the Senior Note Indenture, (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iv) customary net worth provisions contained in real property leases entered into in by any Loan Party so long as such net worth provisions would not reasonably be expected to impair materially the ability of the Loan Parties to meet their ongoing obligations under this Agreement or any of the other Loan Documents, and (v) with respect to clause (c) only, (i) customary non-assignment provisions in licenses or sublicenses by the Borrower and its Subsidiaries in the ordinary course of business (in which case such prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (ii) customary provisions in joint venture agreements and similar agreements that restrict transfers of assets of, or equity interests in, such joint venture, (iii) agreements governing Indebtedness permitted by Sections 6.2(g), (h) and (m) (provided that, in the case of such agreements governing Indebtedness permitted by Section 6.2(h), such prohibition or limitation shall be effective only against the property acquired thereby), (iv) agreements entered into by a Subsidiary that is not a Subsidiary Guarantor governing Liens permitted by Section 6.3(m) or the Indebtedness secured thereby (in which case such prohibition or limitation shall only be effective against the assets of such Subsidiary subject to such Lien) and (v) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.15   Limitation on Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

SECTION 7.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)   the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)   any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this

Agreement or any other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)   any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6, or Section 5.6 of the Guarantee and Collateral Agreement; or

(d)   any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e)   the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $40,000,000; or

(f)   (i) the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)   there shall occur an ERISA Event, a Foreign Benefit Event or any other similar event or condition with respect to a Plan or Multiemployer Plan (other than in the ordinary course of business) that could result in liability of the Borrower or any Subsidiary that, in the sole judgment of the Required Lenders, when taken together with all other such ERISA Events, Foreign Benefit Events or other similar events or conditions, resulted or could reasonably be expected to result in a Material Adverse Effect; or

(h)   one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disputed or denied coverage(but only to the extent of the dispute or denial of coverage)) of $40,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)   any of the Security Documents or any other material Loan Document shall cease, for any reason (other than in accordance with their respective terms), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created or purported to be created by any of the Loan Documents shall cease to be, or shall be asserted by any Loan Party not to be,at any time a valid and perfected Lien on a material portion of the Collateral purported to be secured thereby (except Liens released in accordance with the terms of the Loan Documents); or

(j)   the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert(except, in each case, in accordance with its terms or guarantees released in accordance with the terms of the Loan Documents); or

(k)   any subordinated Indebtedness of the Borrower and its Subsidiaries the outstanding principal amount of which exceeds in the aggregate $40,000,000 shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such subordinated Indebtedness; or

(l)   (i) a “Change of Control” as defined in the Senior Note Indenture (or in any document or agreement governing or evidencing refinancing Indebtedness in respect of all or any portion of the Senior Notes) shall occur or (ii) a Specified Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder)

shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 8.  THEAGENTS; THE ARRANGERS

8.1   Appointment.  Each of the Issuing Lender and each Lender hereby irrevocably designates and appoints the Administrative Agent and the Collateral Agent (for purposes of this Section 8, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) as its agent under this Agreement and the other Loan Documents, and each of the Issuing Lender and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agents, the Issuing Lender and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to(i) execute any and all documents (including releases and the Security Documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the

Security Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The Person serving as the Administrative Agent and/or the Collateral Agent hereunder or under any other applicable Loan Document shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof (subject to securities law and other Requirements of Law)as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

8.2   Delegation of Duties.  Each Agent may perform any, and all of its duties and exercise its rights and powers, under this Agreement and the other Loan Documents by or through agents, sub-agents or attorneys-in-fact appointed by it and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Each Agent and any such agent, sub-agent or attorney-in-fact may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of Section 8.3 shall apply to any such agent, sub-agent and attorney-in-fact and to the Related Parties of each Agent and any such agent, sub-agent and attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent.No Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such agent, sub-agent or attorney-in-fact.

8.3   Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and each Agent’s duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall (a)be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Defaulthas occurred and is continuing, (b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of itsSubsidiaries that is communicated to or obtained by the Person serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.  NoAgent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7)or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final non-appealable judgment.  NoAgent shall be responsible for or have any duty to inspect the properties, books or records of any Loan Party or to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, statement or other document referred to or provided for, or received by any Agent under or in connection with, this Agreement or any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

8.4   Reliance by Administrative Agent.  Each Agent shall be entitled to rely, and shall not incur any liability for relying, upon any instrument, writing, resolution, notice, request, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or writing(including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, made or otherwise authenticated by the proper Person or Persons.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless such Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense (other than any liability or expense arising from its gross negligence or willful misconduct) that may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or, in the case of the Collateral Agent, if so specified by the applicable Security Document, such other requisite number or percentage of Secured Parties), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans, the Commitments and L/C Obligations.

8.5   Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.

8.6   Non-Reliance on Agentsand Other Lenders.  Each of the Issuing Lender and each Lender expressly acknowledges that none of the Agents nor any of their respectiveRelated Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by such Agent to the Issuing Lender or any Lender.  Each of the Issuing Lender and each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Affiliates and made its own decision to make its Loans and other extensions of credit hereunder and enter into this Agreement.  Each of the Issuing Lender and each Lender also represents that it will, independently and without reliance upon any Agent or any Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, it will, independently and without reliance upon any Agent or any Lender or any of their respective Related parties, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7   Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8   Administrative Agent in Its Individual Capacity.  The Person serving as the Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Person serving as the Administrative Agent were not the Administrative Agent hereunder.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Person serving as the Administrative Agent in its individual capacity.

8.9   Successor Agents.  Each Agent may resign at any time upon 10 days’ written notice to the Lenders, the Issuing Lender and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor Agent, which successor Agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor Agent shall succeed to the rights, powers and duties of the resigning Agent, and the term “Administrative Agent” and/or “Collateral Agent”, as applicable, shall mean such successor Agent effective upon such appointment and approval, and the resigning Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such resigning Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the resigning Agent gives notice of its resignation, then the resigning Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 10th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective (and such Agent shall be relieved from its duties and obligations hereunder) and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be.  Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as the Issuing Lender, in which case such resigning Agent (a) shall not be required to issue any further Letters of Credit hereunder and (b) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued by it prior to the date of such resignation.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Section 8 and Section 9.5 shall continue in effect for the benefit of such resigning Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

8.10   Authorization to Release Liens; Other Actions Relating to Security Documents.  The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion, (a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of all Commitments and payment in full of all Obligations (other than contingent obligations in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been cash collateralized or backstopped in a manner reasonably acceptable to the relevant Issuing Lender and the Administrative Agent), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (iii) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders; (b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.3(g); and (c) to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement or any other Security Document if such Person ceases to be a Subsidiary Guarantor as a result of a transaction permitted under the Loan Documents.  Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this paragraph.  The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the other Secured Parties for any failure to monitor or maintain any portion of the Collateral.

8.11   The Arrangers; the Co-Syndication Agents; the Documentation Agent.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers, each of theCo-Syndication Agents and the Documentation Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers, each of theCo-Syndication Agents and the Documentation Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents.  Without limiting the foregoing, none of the Arrangers, the Co-Syndication Agentsor the Documentation Agent in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, the Issuing Lender, any Loan Party or any other Person.

8.12   Certain Proceedings.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Agents and their respective agents, sub-agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Agents under Section 9.5) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and, in either case, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents, sub-agents and counsel, and any other amounts due such Agent under Sections 9.5.

8.13   Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or the Issuing Lender an amount equivalent to any applicable withholding Tax.  If any payment has been made to any Lender or the Issuing Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or the Issuing Lender, such Lender or the Issuing Lender, as applicable, shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. The indemnity under this Section 8.13 shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

SECTION 9.  MISCELLANEOUS

9.1   Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  Subject to the provisions of the immediately following sentence, the Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan

Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive, waive or excuse the principal amount or extend the final scheduled date of maturity or any amortization payment of any Loan or Reimbursement Obligation, or reduce the stated rate of any interest (other than the waiver of default interest) or fee payable hereunder or extend the scheduled date of any payment thereof or modify the definition of Interest Period to permit an Interest Period greater than six months in duration, or increase the amount or extend the expiration date of the Revolving Credit Commitment of any Lender, in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 9.1 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Loans and the Commitments on the Closing Date, which technical amendments shall, for the avoidance of doubt, be subject to the consent of the Required Lenders) or reduce any percentage specified in the definition of Required Lenders (it being understood that, with the written consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date), consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the value of the Subsidiary Guarantors’ guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all Lenders; (iii) amend, modify or waive any provision of Section 8 without the consent of the Administrative Agent; (iv) amend, modify or waive any provision of Section 2.16 without the consent of each Lender directly affected thereby; (v) amend, modify, or waive any provision of Sections 2.23 through 2.30 without the consent of the Issuing Lenders; (vi) extend the expiration date of any Letter of Credit to a date later than the fifth Business Day prior to the Revolving Credit Termination Date without the consent of each Lender (including the Issuing Lender) unless such Letter of Credit has been cash collateralized or backstopped in a manner reasonably acceptable to the relevant Issuing Lender; (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all Lenders under such Facility; (viii) alter the required application of any repayments or prepayments as between Facilities pursuant to Sections 2.9 and 2.10 without the consent of Majority Facility Lenders with respect to each Facility being allocated a lesser repayment or prepayment as a result thereof(it beingunderstood, however, that additional extensions of credit being given substantially the sametreatment as the Loans and Commitments on the Closing Date shall bepermitted by vote of the Required Lenders and the Required Lenders may waive, in whole or inpart, any prepayment or commitment reductions so long as the application, as among the various Facilities and as among the Lenders of each such Facility, of any such prepayment or commitment reduction which is still required to be made is not altered); (ix) impose any additional restrictions on any Lender’s ability to assign any of its rights or obligations hereunder (including any amendment to Section 9.6) without the prior written consent of the Lenders adversely affected thereby); or (x) amend or modify the definition of “Qualified Counterparty,” “Specified Hedge Agreement” or “Secured Obligations” (as defined in the Guarantee and Collateral Agreement) in each case in a manner adverse to any Qualified Counterparty with Secured Obligations (as defined in the Guarantee and Collateral Agreement) then outstanding without the written consent of such Qualified Counterparty; provided, however, that, notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to consent to any such agreement, other than any such agreement which amends, modifies or otherwise affects the rights or obligations of a Defaulting Lender differently than the rights or obligations of the other Lenders or increases or extends the Commitment or decreases the principal amount of, or extends the maturity of any scheduled principal payment date or date for the payment of any interest on any Loan of any such Defaulting Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans and L/C Obligations.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.  Notwithstanding the foregoing, (A) the waiver of any condition set forth in Section 4.2 as to any extension of credit under any Facility may be effected solely with the written consent of the Majority Facility Lenders under such Facility and (B) any other amendment or waiver solely affecting one Facility and not any other Facility may be effected solely with the consent of the Majority Facility Lenders under such affected Facility.

9.2   Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except for electronic communications provided for below), all notices, requests, demands and other communications to or upon the respective parties hereto to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

The Borrower:	B&G Foods, Inc.
Four Gatehall Drive, Suite 110
Parsippany, NJ07054
Attention: Chief Financial Officer
Telecopy: 973-630-6550
Telephone: 973-401-6500

with a copy to:	B&G Foods, Inc.
Four Gatehall Drive, Suite 110
Parsippany, NJ07054
Attention: General Counsel
Telecopy: 973-630-6550
Telephone: 973-401-6500

The Administrative Agent or the Collateral Agent:	Credit Suisse AG
One Madison Avenue
New York, New York 10010
Attention: Agency Manager
Telecopy: 212-322-2291
Email: agency.loanops@credit-suisse.com

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrower

Lenders:

To the applicable Lender as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the lender addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption, in such Assignment and Assumption

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications, to the extent provided in the immediately following paragraph, shall be effective as provided in said paragraph.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (a), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (a) and (b) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notices may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b)certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided,however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of any Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.3   No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent, the Issuing Lender or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4   Survival of Representations and Warranties.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the documents, certificates, statements or instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Agents, the Lenders and the Issuing Lender and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Lender, regardless of any investigation made by the Agents, the Lenders or the Issuing Lender or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding (other than Letters of Credit that have been cash collateralized or backstopped in a manner reasonably acceptable to the relevant Issuing Lender and the Administrative Agent)and so long as the Commitments have not been terminated. The provisions of Sections 2.17, 2.18, 2.19 and 9.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, the Issuing Lender or any Lender.

9.5   Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Arrangers and the Issuing Lender, upon presentation of a reasonably detailed statement for all their reasonable and documented out-of-pocket costs and expenses, including, without limitation, the reasonable fees and disbursements and other charges of a single New York counsel (provided that, if the Administrative Agent, the Collateral Agent, the Arrangers and the Issuing Lender (or any of the foregoing) is advised by counsel that there are actual or perceived conflicts of interest, the Borrower will be required to pay for one additional counsel for each affected party) and appropriate local or special counsel,incurred in connection with the 2012 Refinancing, the syndication of the Commitments and with the development, preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, supplement, waiver or modification of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated), and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, (i) all charges related to the Platform and (ii) all reasonable expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders, upon presentation of a reasonably detailed statement,for all their documented costs and expenses, including, without limitation, the fees, disbursements and other charges of counsel, incurred in connection with the enforcementor preservation of any rights under this Agreement, the other Loan Documents and any such other documents(provided that the Administrative Agent, the Collateral Agent and any Issuing Lender that is an Affiliate of any such Agent shall engage a single New York counsel unless such Agents and such Issuing Lender (or any of the foregoing) is advised by counsel that there are actual or perceived conflicts of interest, in which case the Borrower will be required to pay for one additional New York counsel for each affected party), (c) to pay, and indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Arranger, the Issuing Lender, eachCo-Syndication Agent, the Documentation Agent and each Lender from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, and indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Arranger, the Issuing Lender, eachCo-Syndication Agent, the Documentation Agent and each Lender and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, claims, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever(including, without limitation, the reasonable fees, disbursements and other charges of a single New York counsel (provided that, if the Indemnitees (or any of them) are advised by counsel that there are actual or perceived conflicts of interest, the Borrower will be required to pay for one additional counsel for each affected party) and appropriate local or special counsel)arising out of, in connection with, as a result of or with respect to (i) the execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Documentor any such other documents or instruments, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, the 2012 Refinancing and the other transactions contemplated hereby or thereby(including the syndication of the Facilities), (ii) the use of proceeds of the Loans or the use of the Letters of Credit, (iii)any actual or alleged presence or release of Materials of Environmental Concern on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates) (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons, except to the extent such damages are found by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any indemnitee.  All amounts due under this Section 9.5 shall be payable promptly upon (but in any event not later than 30 days after) written demand therefor.  Statements payable by the Borrower pursuant to this Section shall be submitted with reasonable supporting detail to the Borrower’s chief financial officer, at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent (which shall promptly notify each Lender).  The agreements in this Section 9.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Lender.  The agreements in Section 9.5 of the Existing Credit Agreement shall remain operative and in full force and effect regardless of the execution of this Agreement.

In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  The Borrower hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent or the Issuing Lender under the immediately preceding paragraph, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Issuing Lender, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and determined as if no Lender were a Defaulting Lender) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Issuing Lender in its capacity as such.

9.6   Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of the Administrative Agent and each Lender (and any attempted such assignment or transfer without such consents shall be null and void).

(b)   Any Lender may, without the consent of, or notice to, the Borrower, any Agent, the Issuing Lender or any Lender, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other Persons (other than natural Persons) (each, a “Participant”) participations in all or any portion of such Lender’s rights and/or obligations under this Agreement and the other Loan Documents (including all or any portion of the Commitments and Loans owing to such Lender); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agents, the Issuing Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under the last paragraph of Section 9.5 with respect to any payments made by such Lender to its Participant(s).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or Reimbursement Obligations and to approve any amendment, modification or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom; provided that such agreement or instrument may provide that such Lender will not, without the consent of the applicable Participant, agree to any amendment, modification, waiver or consent to any provisions of the Loan Documents to the extent that such amendment, modification, waiver or consent would forgive, waive or excuse the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, or reduce the stated rate of any interest (other than the waiver of default interest) or fee payable hereunder, release all or substantially all of the Collateral or release all or substantially all of the value ofthe Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case to the extent subject to, or related to, such participation.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations set forth therein, including the requirements under Section 2.18(e) (it being understood that the documentation under Section 2.18(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 2.17, 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at one or more of its offices a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other rights or obligations under the Loan Documents (each such register, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights or obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulationsprovided that if any Participant requests compensation under Section 2.17, 2.18 and 2.19, such Participant shall provide to the Borrower and the Administrative Agent any documentation reasonably requested by the Borrower or the Administrative Agent.  The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)   Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.6, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of Information or other information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.14.

(d)   Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Person (other than a natural person and, except as expressly permitted under Section 9.6(i), other than to the Borrower or any of the Borrower’s Subsidiaries or Affiliates)(an “Assignee”), with the consent of the Issuing Lender, the Administrative Agent and the Borrower (which, in each case, shall not be unreasonably withheld or delayed), all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, executed by such Assignee and such Assignor (and, where the consent of the Borrower or any other Person is required pursuant to the foregoing provisions, by the Borrower and each such other Person) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) no such consent of the Issuing Lender need be obtained with respect to any assignment of the Term Loans and (ii) no such consent of the Borrower (A) shall be required (x) if such assignment is made to another Lender or any Affiliate or Approved Fund or Control Investment Affiliate thereof, (y) after the occurrence and during the continuance of an Event of Default or (z) in the case of assignments during the primary syndication of the Commitments and Loans, to Persons identified by the Administrative Agent to the Borrower prior to the Closing Date, and (B) shall be deemed to have been given if the Borrower has not responded within five Business Days of a request for such consent;provided, further, that no such assignment to an Assignee (other than any Lender or any Affiliate or Approved Fund thereof) shall be in an aggregate principal amount of less than $2,500,000 with respect to Revolving Credit Loans or Revolving Credit Commitments and $1,000,000 with respect to Term Loans (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless (i) otherwise agreed by the Borrower and the Administrative Agent or (ii) such assignment is one of two or more assignments being made simultaneously by or to affiliated Assignees or Approved Funds, the sum of the aggregate principal amounts of which is at least $2,500,000 with respect to Revolving Credit Loans or Revolving Credit Commitments and $1,000,000 with respect to Term Loans.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment and/or Loans and other interests as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto except as to Sections 2.17, 2.18, 2.20 and 9.5 in respect of the period prior to such effective date).   Notwithstanding anything to the contrary contained herein, no such assignment shall be made(1) to the Borrower or any of the Borrower’s Subsidiaries or Affiliates except as expressly permitted under Section 9.6(i) or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2).

(e)   The Administrative Agent shall, solely for this purpose acting as an agent of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount and stated interest of the Revolving Extensions of Credit and Term Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Revolving Extensions of Credit, Term Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee (to the extent requested by such designated Assignee), and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”.  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Revolving Extensions of Credit and Term Loans) at any reasonable time and from time to time upon reasonable prior notice.

(f)   Upon its receipt of an Assignment and Assumption executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(d), by each such other Person), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and an Administrative Questionnaire completed in respect of the Assignee (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  On or prior to such effective date, the Borrower at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Notes of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Assumption and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, new Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder.  Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(g)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Granting Lender’s and the Borrower’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, the Granting Lender shall remain solely responsible for the performance thereof, and the Borrower, the Lenders and the Agents shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement and the other Loan Documents.

The making of a Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  In the event that the consent of all or any portion of the Lenders is required pursuant to any provision of any Loan Document at a time when any Loan is held by any SPC, such SPC and the Granting Lender that would otherwise have been obligated to make such Loan shall agree between themselves as to which of them shall be entitled to grant or withhold any consent applicable to such Loan, but such Granting Lender shall communicate with the Administrative Agent and the Borrower as to the giving or withholding of such consent, and the parties to the Loan Documents shall be entitled to rely conclusively on the advice by such Granting Lender as to whether such consent is being granted or withheld.

(i)   Notwithstanding the foregoing, there shall be no assignments to the Borrower or any of its Subsidiaries or Affiliates, except pursuant to and in accordance with the following:  any Lender may assign all or a portion of its Tranche B Term Loans to the Borrower or any of its Subsidiaries if (A) such assignment is made pursuant to a bid made in the open market to all Lenders through the Administrative Agent, (B) such assignment is not financed with the proceeds of any Revolving Credit Loans, (C) after giving effect to such purchase, the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries at such time is greater than the outstanding amount of all Revolving Credit Loans and L/C Obligations then outstanding and (D) any Tranche B Term Loans so purchased shall be immediately cancelled.  Upon any purchase of Tranche B Term Loans pursuant to this clause (i), the remaining scheduled repayments of the Tranche B Term Loans shall be reduced on a pro rata basis by the principal amount of the Tranche B Term Loans so purchased and cancelled.

9.7   Adjustments; Set-off.  (a)  Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and other than with respect to any substituted Lender in accordance with Section 2.22 or as required or permitted under Section 2.20, 9.6(i) or 9.21, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the

Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owed to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owed to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest, and (ii) the provisions of this Section 9.7 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Commitments to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this Section 9.7 shall apply),made pursuant to and in accordance with the express provisions of this Agreement.  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or Reimbursement Obligation deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

(b)   In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, while an Event of Default shall be continuing, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.31 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.

9.8   Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart hereof.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.9   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10   Integration.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agents, represent the entire agreement of the Borrower, the Agents, the Arrangers, the Issuing Lender and the Lenders with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Lender that issues any Letter of Credit) and, to the extent expressly contemplated hereby or thereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Lender and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

9.11   GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS), SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”)

AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

9.12   Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)   submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)   agrees that it shall not assert, and hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section or in Section 9.5 any special, exemplary, indirect, punitive or consequential damages.

9.13   No Fiduciary Duty.  The Administrative Agent, the Collateral Agent, each Co-Syndication Agent, the Documentation Agent, each Arranger, each Lender and their respective Affiliates (collectively, solely for purposes of this Section 9.13, the “Lender Parties”), may have economic interests that conflict with those of the Loan Parties, their respective stockholders and/or their respective Affiliates.  Each Loan Party agrees that nothing in this Agreement, any of the other Loan Documents or any of the transactions contemplated hereby or thereby (or the process leading thereto) will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other.  The Loan Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including, without limitation, the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that (A) it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the negotiation, execution and delivery of this Agreement and the other Loan Documents, the transactions contemplated by the Loan Documents and the process leading thereto, and (B) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents, the Issuing Lender and the Lenders or among the Borrower and any of the foregoing.  Each Loan Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

9.14   Confidentiality.  Each of the Agents, the Issuing Lender and each of the Lenders agrees to keep confidential all information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent, the Issuing Lender or any Lender from disclosing any such information (a) to anyArranger, any Agent, any other Lender or any Affiliate or Approved Fund of any thereofthat agrees to comply with the provisions of this Section 9.14 or with provisions substantially similar to those included in this Section 9.14, (b) to any Participant, or Assignee, or pledgee of interests hereunder (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 9.14or with provisions substantially similar to those included in this Section 9.14, (c) to any of its employees, directors, trustees, agents, attorneys, accountants and other professional advisors, including any numbering, administration and settlement service providers, who are, or are expected to be, engaged in evaluating, approving, structuring or administering this Agreement or otherwise on a “need-to-know basis” if reasonably incidental to the administration of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, and each Agent, each Issuing Lender and each Lender shall be responsible for any breach hereof by such Agent’s, such Issuing Lender’s or such Lender’s, as applicable,employees, directors, trustees, agents, attorneys, accountants and other professional advisors), (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.14 or with provisions substantially similar to those included in this Section 9.14), (e) upon the request or demand of any Governmental Authority (including, without limitation, bank regulatory authorities) having jurisdiction over it, (f) pursuant to any order of any court or other Governmental Authority (including, without limitation, bank regulatory authorities) or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document;

provided that, in the case of disclosure pursuant to clauses (f) and (g) above (other than in connection with any routine audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent not prohibited by law, such Person agrees to provide prompt written notice thereof to the Borrower.

9.15   Release of Collateral Security and Guarantee Obligations.

(a)   Each Secured Party hereby further authorizes the Collateral Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the guarantee contained in, and the Liens granted (or purported to be granted) upon the Collateral pursuant to, the Guarantee and Collateral Agreement and the other Security Documents, and with respect to the exercise by the Collateral Agent (or its sub-agents or designees) of any rights and remedies with respect to the Collateral as provided in the Loan Documents; provided that no Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Borrower Foreign Letter of Credit Obligations or Borrower Hedge Agreement Obligations (as such terms are defined in the Guarantee and Collateral Agreement).  Subject to Section 9.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.1) have otherwise consented or (ii) release any Subsidiary Guarantor from its guarantee pursuant to the Guarantee and Collateral Agreement (including in connection with a transaction permitted by this Agreement) or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.1) have otherwise consented.

(b)   Notwithstanding anything contained to the contrary contained in any of the Loan Documents, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the guarantee contained in, or the Lien upon the Collateral granted (or purported to be granted) pursuant to, the Guarantee and Collateral Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)   No Permitted Foreign Currency Letter of Credit and no Specified Hedge Agreement will create (or be deemed to create) in favor of any Foreign Currency L/C Issuing Lender that is the issuer thereof or Qualified Counterparty that is a party thereto, as applicable, any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Loan Documents except as expressly provided in Section 9.1 and Section 8.15 of the Guarantee and Collateral Agreement.  By accepting the benefits of the Collateral, each Foreign Currency L/C Issuing Lender and each Qualified Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this Section 9.15.

(d)   Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full (other than contingent obligations in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time), all Commitments have terminated or expired and no Letter of Credit shall be outstanding(other than Letters of Credit that have been cash collateralized or backstopped in a manner reasonably acceptable to the relevant Issuing Lender and the Administrative Agent), the security interest in all Collateral and the guarantee obligations provided for in any Loan Document shall automatically terminate and be released and, upon the request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document.

9.16   Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in GAAP or in any other accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

9.17   [Reserved.]

9.18   WAIVERS OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT,

TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.18.

9.19   Lender Action.  Each Lender and each Issuing Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 9.19 are for the sole benefit of the Lenders and the Issuing Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

9.20   USA PATRIOT Act Notice.  Each Lender,the Issuing Lender, the Administrative Agent and the Collateral Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and other information that will allow such Lender, the Issuing Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the USA PATRIOT Act.

9.21   Loan Modification Offers.  (a)  The Borrower may at any time and from time to time request that all or a portion of the Tranche A Term Loans or the Tranche B Term Loans (an “Existing Tranche”) be converted to extend the scheduled maturity date(s) of any payment or payments of principal (including at final maturity) with respect to such Tranche A Term Loans or Tranche B Term Loans (any such Tranche A Term Loans or Tranche B Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 9.21; provided that no more than two scheduled maturity dates in respect of any Loans may occur during any fiscal year of the Borrower.  In order to establish Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such written notice to each of the Lenders under the applicable Existing Tranche) (each, a “Loan ModificationOffer”) setting forth the terms and conditions of the Extended Term Loans to be established (which shall be identical in all material respects to the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, under the Existing Tranche from which such Extended Term Loans are to be converted except that (i) all or any of the scheduled amortization payments of principal and payment at maturity of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal and payment at maturity of the Tranche A Term Loans or Tranche B Term Loans of such Existing Tranche to the extent provided in such Loan Modification Offer, (ii) the Applicable Margin, the

Eurodollar Rate “floor” set forth in the definition of Eurodollar Rateand/or fees payable with respect to the Extended Term Loans may be different from the same provisions for the Tranche A Term Loans or Tranche B TermLoans of such Existing Tranche, in each case to the extent provided in the Loan Modification Offer, (iii)any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Loan Modification Offer, and (iv) the Loan Modification Offer may provide for othercovenants and terms (A) that apply solely to any period after the latest final maturity of the Term Loans and Term Loan Commitments in effect on the effective date of the Loan Modification Offer immediately prior to theestablishment of such Extended Term Loans, or after approval thereof by the Required Lenders or(B) that are less favorable to the holders of the Extended Term Loans than the covenants and termsapplicable to the Existing Tranche).  The Borrower shall provide the applicable Loan Modification Offer at least five Business Days prior to the date on which Lenders are requested to respond. Each Lenderunder the applicable Existing Tranche shall be afforded a pro rata opportunity to participate in any LoanModification Offer (subject to notice and conditions to be agreed by the Borrower and the Administrative Agentin their reasonable discretion). No Lender shall have any obligation to agree to have any of itsTerm Loans of any Existing Tranche converted into Extended Term Loans pursuant to any Loan Modification Offer. Any Lender wishing to have all or a portion of its Term Loans of the applicableExisting Tranche subject to such Loan Modification Offer converted into Extended Term Loans (eachsuch Lender, an “Extending Term Lender”) shall notify the Administrative Agent in writing (an”Extension Election”) on or prior to the date specified in such Loan Modification Offer of the amount ofits Term Loans of the applicable Existing Tranche which it has elected to request be converted intoExtended Term Loans (subject to any minimum denomination requirements set forth in such LoanModification Offer). In the event that the aggregate amount of Term Loans of the applicable ExistingTranche subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuantto the Extension Request, Term Loans of the applicable Existing Tranche subject to Extension Electionsshall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans ofthe applicable Existing Tranche included in each such Extension Election.

(b)The Borrower and any one or more Revolving Credit Lenders may from time to timeagree that such Revolving Credit Lenders will establish Revolving Credit Commitments through the conversion of a previously established Revolving Credit Commitment of any such Revolving Credit Lender to an Extended Revolving Credit Commitment of such Lender (any Revolving Credit Commitments being established in accordance with this Section 9.21(b) an “Extended RevolvingCredit Commitment”, which for the avoidance of doubt, shall also be a Revolving Credit Commitment) by executing and delivering to the Administrative Agent a notice (a “Revolving Extension Notice”; each Revolving Extension Notice and each Loan Modification Offer being an “Extension”) specifying (i) the amount of Extended Revolving Credit Commitments established thereby, (ii) the Revolving Credit Termination Date for such Extended Revolving Credit Commitments; provided that the Revolving Credit Termination Date for any Extended Revolving Credit Commitments shall in no event be earlier than the Revolving Credit Termination Date for the Revolving Credit Commitments established on the Closing Date and there shall not be more than three Revolving Credit Termination Dates in effect at any time, (iii) the Applicable Margin for Revolving Credit Loans and fees in respect of participations in Letters of Credit pursuant to such Extended Revolving Credit Commitments and the commitment fee payable with respect to such Extended Revolving Credit Commitments; provided that (A) in no event shall there be more than three Applicable Margins in effect in the aggregate for all Revolving Credit Commitments at any time and (B) either (x) the Applicable Margins for Revolving Credit Loans, fees in respect of participations in Letters of Credit and the commitment fee for all Revolving Credit Commitments that have the same Revolving Credit Termination Date shall be the same (although different upfront fees may be paid by Borrower) or (y) the maximum number of Revolving Credit Termination Dates permitted to be in effect at any time shall be reduced by the number of such different Applicable Margins and fees in excess of one applicable to Revolving Credit Commitments with the same Revolving Termination Date, and (iv) whether clause (ii) above shall be amended to provide that future Extended Revolving Credit Commitments may not have a Revolving Credit Termination Date prior to the Revolving Credit Termination Date for such Extended Revolving Credit Commitments.  Except as set forth above, the terms of the Extended Revolving Credit Commitments shall be identical in all material respects to the Revolving Credit Commitments established on the Closing Date.  No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion, provided that all Revolving Credit Lenders shall be afforded a pro rata opportunity to participate in any Extensions (subject to notice and conditions to be agreed by Borrower and the Administrative Agent in their reasonable discretion).  On each date on which Extended Revolving Credit Commitments are established, each Revolving Credit Lender shall purchase at par from and/or sell at par to each of the other Revolving Credit Lenders such portions of the outstanding Revolving Credit Loans, if any, as may be specified by the Administrative Agent so that, immediately following such purchases, all Eurodollar Loans and all Base Rate Loans that are Revolving Credit Loans shall be held by the Revolving Credit Lenders on a pro rata basis in accordance with their respective Revolving Credit Percentages.

(c)  No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (i) the consent of each Term Lender agreeing to a Loan Modification Offer as evidenced by its delivery of an Extension Election, (ii) the consent of each Revolving Credit Lender agreeing to an Extended Revolving Credit Commitment as evidenced by its execution of a Revolving Extension Notice and (iii) with respect to the establishment of any Extended Revolving Credit Commitment, the consent of the Issuing Lender and the Administrative Agent.  All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 9.21 (and the Administrative Agent is hereby directed to enter into any such amendments). Without limiting the foregoing, inconnection with the establishment of any Extended Term Loans or Extended Revolving CreditCommitments, the respective Loan Parties shall (at their sole expense) amend (and the AdministrativeAgent is hereby authorized and directed to amend) any applicable Security Document that has a maturity date prior to the then latestmaturity date of any Extended Term Loans or Extended Revolving Credit Commitments so that such shorter maturity date is extended to the then latest maturity date (or such later date as may be advised by counsel to the Administrative Agent).

9.22   Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

9.23   Effect of Restatement. This Agreement shall, except as otherwise expressly set forth herein, supersede the Existing Credit Agreement from and after the Restatement Date with respect to the Loans and Letters of Credit outstanding under the Existing Credit Agreement as of the Restatement Date. The parties hereto acknowledge and agree, however, that (a) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Obligations (under and as defined in the Existing Credit Agreement) and the other Loan Documents as in effect prior to the Restatement Date except as expressly provided for in the Amendment Agreement and as contemplated by Section 3.16 hereof and (b) such Obligations are in all respects continuing (except as expressly provided for in the Amendment Agreement and as contemplated by Section 3.16 hereof)with only the terms being modified as provided in this Agreement and the other Loan Documents. The parties hereto further acknowledge and agree that (i) the liens and security interests in favor of the Collateral Agent for the benefit of the Secured Parties securing payment of the Obligations (under and as defined in the Existing Credit Agreement) are in all respects continuing and in full force and effect with respect to all Obligations and (ii) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement. In addition, unless specifically amended hereby, each of the Loan Documents and Exhibits and Schedules to the Existing Credit Agreement shall continue in full force and effect and, if applicable, in the forms attached to the Existing Credit Agreement, and with the effect that from and after the Restatement Date all references therein shall be references to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

B&G FOODS, INC.

By:	/s/ Robert C. Cantwell
Name:	Robert C. Cantwell
Title:	Executive Vice President of Finance

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Managing Director

By:	/s/ Alex Verdone
Name:	Alex Verdone
Title:	Associate